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                                                                  EXHIBIT 10.11

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                            STOCK PURCHASE AGREEMENT

                           dated as of March 22, 1999

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                                TABLE OF CONTENTS

                                                                            Page

1. DEFINITIONS...............................................................1
      1.1.  Defined Terms....................................................1

2. PURCHASE AND SALE OF SHARES...............................................3
      2.1.  Stock Purchase...................................................3
      2.2.  Consideration for Purchase of Shares.............................4
      2.3.  Net Worth Target.................................................4
      2.4.  Post-Closing Adjustment..........................................4
      2.5.  Stockholder Representative.......................................6

3. CLOSING...................................................................6
      3.1.  Time and Place of the Closing....................................6
      3.2.  Procedure at Closing.............................................6
      3.3.  Payment of Contingent Amount.....................................7
      3.4.  Holdback of Portion of Cash Payment and Pledge of Stock..........9
      3.5.  Withholding......................................................9
      3.6.  Company Incentive Stock Options.................................10

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.......10
      4.1.  Organization....................................................10
      4.2.  Power and Authority.............................................10
      4.3.  Authority for Agreement.........................................10
      4.4.  No Violation to Result..........................................11
      4.5.  Capitalization..................................................11
      4.6.  Financial Statements............................................12
      4.7.  Liabilities and Obligations.....................................13
      4.8.  Adverse Changes.................................................13
      4.9.  Employee Matters................................................13
      4.10. Taxes...........................................................15
      4.11. Subsidiaries....................................................17
      4.12. Property........................................................17
      4.13. Contracts.......................................................18
      4.14. Government Contracts............................................18
      4.15. Litigation......................................................18
      4.16. Compliance with Laws............................................18
      4.17. Environmental and Safety Matters................................19
      4.18. Customers; Suppliers............................................20
      4.19. Insurance.......................................................21
      4.20. Intellectual Property...........................................21
      4.21. Accounts Receivable.............................................23
      4.22. Inventory.......................................................23
      4.23. Related Party Transactions......................................24
      4.24. Brokers.........................................................24
      4.25. Accredited Investors; Investment Intent.........................24

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      4.26. Disclosure......................................................25

5. REPRESENTATIONS AND WARRANTIES OF APPNET.................................25
      5.1.  Due Organization................................................25
      5.2.  Power and Authority.............................................25
      5.3.  Authority for Agreement.........................................26
      5.4.  No Violation to Result..........................................26
      5.5.  Brokers and Agents..............................................26
      5.6.  Capitalization..................................................26
      5.7.  Shares Issued in Stock Purchase.................................27
      5.8.  Litigation......................................................27

6. COVENANTS................................................................27
      6.1.  Access to Properties and Records................................27
      6.2.  Confidentiality.................................................28
      6.3.  Interim Covenants of the Company................................29
      6.4.  No Solicitation.................................................30
      6.5.  Notification of Certain Matters.................................31
      6.6.  Cooperation.....................................................31
      6.7.  Regulatory and Other Approvals..................................32
      6.8.  Benefits Plans..................................................32
      6.9.  Reasonable Efforts..............................................32
      6.10. Stock Options...................................................32
      6.11. Refund of Assumed Option Value..................................33

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF APPNET............................33
      7.1.  Representations and Warranties True at the Closing Date.........33
      7.2.  Performance.....................................................33
      7.3.  Agreements with Employees.......................................33
      7.4.  No Litigation...................................................34
      7.5.  No Material Adverse Change......................................34
      7.6.  Certificates....................................................34
      7.7.  Opinion of Counsel..............................................34
      7.8.  Financing.......................................................34
      7.9.  AppNet's Review.................................................34
      7.10. Governmental, Regulatory and Other Consents and Approvals.......34
      7.11. Delivery of Good Standing Certificates; Corporate
            Resolutions ....................................................34
      7.12. Financial Terms.................................................35
      7.13. Payment of Loans................................................35
      7.14. Purchase of Personal Use Items..................................35
      7.15. Stockholders Agreement and Registration Agreement...............35
      7.16. Release.........................................................35
      7.17. Subordination Agreement.........................................35
      7.18. Resignations....................................................36
      7.19. Investor Questionnaires.........................................36
      7.20. Termination of Factoring Agreement..............................36
      7.21. Joinder of Optionholders........................................36


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      7.22. Delivery of Stock Pledge and Escrow Agreement...................36
      7.23. Maximum Number of Assumed Options...............................36
      7.24. Spousal Consents................................................36

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE
STOCKHOLDERS................................................................37

      8.1.  Representations and Warranties True as of the Closing Date......37
      8.2.  AppNet's Performance............................................37
      8.3.  No Litigation...................................................37
      8.4.  Certificates....................................................37
      8.5.  Governmental, Regulatory and Other Consents and Approvals.......37
      8.6.  Delivery of Good Standing Certificates; Corporate
            Resolutions ....................................................38
      8.7.  Opinion of Counsel..............................................38
      8.8.  Employment Agreements...........................................38
      8.9.  No Material Adverse Change......................................38
      8.10. Stockholders' Agreement and Registration Agreement..............38
      8.11. Offering Memorandum.............................................38
      8.12. Consent Letter..................................................38
      8.13. Listing of Stock................................................38

9. INDEMNIFICATION..........................................................38
      9.1.  General Indemnification.........................................38
      9.2.  Indemnification Procedures......................................41
      9.3.  Right to Setoff.................................................42
      9.4.  Stockholder Liability for Indemnification.......................43
      9.5.  Release.........................................................43

10.   NONCOMPETITION........................................................43
      10.1. Prohibited Activities...........................................43
      10.2. Damages.........................................................44
      10.3. Reasonable Restraint............................................44
      10.4. Severability; Reformation.......................................44
      10.5. Independent Covenant............................................44
      10.6. Materiality.....................................................45

11.   GENERAL...............................................................45
      11.1. Termination.....................................................45
      11.2. Effect of Termination...........................................45
      11.3. Cooperation.....................................................46
      11.4. Successors and Assigns..........................................46
      11.5. Entire Agreement................................................46
      11.6. Counterparts....................................................46
      11.7. Expenses........................................................47
      11.8. Specific Performance; Remedies Not Exclusive....................47
      11.9. Notices.........................................................47
      11.10. Governing Law .................................................48
      11.11. Arbitration ...................................................48
      11.12. Survival of Representations, Warranties and Covenants .........48


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      11.13. Severability ..................................................49
      11.14. Absence of Third Party Beneficiary Rights .....................49
      11.15. Mutual Drafting ...............................................49
      11.16. Further Representations .......................................49
      11.17. Amendment; Waiver .............................................49
      11.18. Gender ........................................................50
      11.19. Headings ......................................................50
      11.20. Public Disclosure .............................................50


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                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (together with the schedules and exhibits attached hereto, this "Agreement") is entered into effective for all purposes and in all respects as of March 22, 1999, by and among (i) APPNET SYSTEMS, INC., a Delaware corporation ("AppNet"), (ii) INTERNET OUTFITTERS, INC., a California corporation (the "Company"), and (iii) the undersigned parties listed as Stockholders (collectively, the "Stockholders").

      WHEREAS, the Stockholders are the record and beneficial owners of all of the issued and outstanding shares (the "Shares") of Common Stock of the Company, without par value (the "Common Stock"); and

      WHEREAS, AppNet desires to purchase all of the Shares from the Stockholders and the Stockholders desire to sell and transfer the Shares to AppNet, on the terms and conditions hereinafter set forth (the "Stock Purchase").

      NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

      1.1 Defined Terms. As used herein, the terms defined below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending on the reference.

            "Affiliate" shall mean as to any party, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such party, including any person who would be treated as a member of a controlled group under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), and any officer or director of such party and, as to a party who is a natural person, such person's spouse, parents, siblings and lineal descendants. For purposes of this definition, an entity shall be deemed to be "controlled by" a Person if the Person possesses, directly or indirectly, power either to (i) vote ten percent (10%) or more of the securities (including convertible securities) having ordinary voting power of such entity or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise.

            "AppNet Common Stock" shall mean the $.0005 par value per share common stock of AppNet.

            "Assumed Options" shall mean and refer to all options to purchase shares of Common Stock of the Company (vested or unvested) which are assumed by AppNet pursuant to Section 3.6 of this Agreement.

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            "Business" shall mean the business of the Company or AppNet, as the case may be.

            "Contract" shall mean a note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, or other agreement or arrangement, oral or written, to which the Company is a party or by which the Company or any of its assets or property is bound, other than Government Contracts.

            "Encumbrance" shall mean any claim, lien, pledge, option, restriction, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right.

            "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

            "Government" shall mean any agency or instrumentality of the United States of America, any state or territory or subdivision thereof or any foreign country and any agency or instrumentality of any of the foregoing.

            "Government Contracts" shall mean any contracts between the Company and the Government, including, without limitation, any grants, cooperative agreements and other transactions between the Company and the Government, and any contract to which the Company is a party where the Company knows the Government is the ultimate customer.

            "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, authority (including any quasi-governmental authority), agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

            "Intellectual Property Rights" shall mean all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof,
(iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable official and marketing plans and customer and supplier lists and information),
(vii) other intellectual property rights, (viii) "technical data" as defined in 48 Code of Federal Regulations, Chapter 1, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

            "Legal Requirement" shall mean (i) with respect to any Person, any judgment, decree, injunction, order, writ or ruling to or by which such Person is a party or is bound, or


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(ii) any applicable law, ordinance, statute, rule, regulation, code or other requirement of any Governmental or Regulatory Authority or the common law.

            "Liabilities" shall mean, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

            "Material Adverse Effect" shall mean a material adverse effect on
(i) the assets, the business or the condition (financial or otherwise), properties, liabilities, reserves, working capital, earnings, technology, prospects or relations with customers, suppliers, distributors, employees or regulators, or (ii) the right or ability to consummate the transactions contemplated hereby.

            "Material Contract" means any Contract involving the receipt or payment by the Company of $10,000 or more or any other Contract which, if not complied with or which, if defaulted by any party thereto, could result in a Material Adverse Effect on the Company.

            "Net Worth" shall mean with regard to the Company total assets of the Company less total liabilities of the Company determined in accordance with GAAP, subject to the terms of Section 7.12.

            "Oracle Dispute" shall mean and refer to a dispute between the Company and Oracle Corporation ("Oracle") regarding the amount of licensing and support fees due pursuant to that certain Full Use Relicensor Authorization Agreement, dated May 8, 1995, between the Company and Access Graphics, as such dispute is outlined in a series of letters between Oracle and Company counsel attached hereto as Exhibit F.

            "Oracle Dispute Settlement" shall mean, with respect to the Oracle Dispute, either of the following: (i) receipt by the Company of a release from Oracle in form reasonably acceptable to AppNet, in which Oracle irrevocably waives and releases the Company from any and all claims, causes of action, damages, costs and expenses in connection with the Oracle Dispute or (ii) such other settlement of the Oracle Dispute as is reasonably acceptable to AppNet; provided, however, that if neither of (i) or (ii) have occurred on or before June 30, 2001, an Oracle Dispute Settlement shall be deemed to have been reached as of June 30, 2001.

            "Person" shall mean any person, limited liability company, partnership, trust, corporation, business, group, Government or other entity.

"Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other Government charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, transfer, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith.


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

            "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied, or actually supplied, to a Governmental or Regulatory Authority with respect to Taxes.

2. PURCHASE AND SALE OF SHARES

      2.1 Stock Purchase. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, each of the Stockholders agrees to and will sell, transfer, assign and deliver to AppNet on the Closing Date (as defined in Section 3.1) good title to all of the Shares owned by such Stockholder, free and clear of all Encumbrances of any kind whatsoever, and AppNet agrees to and will purchase and accept from the Stockholders all of the Shares owned by each of the Stockholders. The Shares constitute and will constitute as of the Closing Date all of the issued and outstanding shares of Common Stock. Notwithstanding the foregoing, AppNet understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or any state securities laws, and that AppNet cannot resell or transfer the Shares unless they are subsequently registered under the 1933 Act and applicable state laws or an exemption from registration is available.

      2.2 Consideration for Purchase of Shares. In consideration for the transfer, sale and delivery to AppNet of all of the issued and outstanding Shares, AppNet will pay to the Stockholders, in accordance with their pro rata share of the outstanding share ownership of the Company as set forth on Schedule
4.5 (the "Pro Rata Shares"), the following amounts (in the aggregate, the "Purchase Price"), subject to reduction pursuant to Sections 2.3, 2.4 or 7.12 consisting of:

            (a) $6,800,000 in cash payable at the Closing (as defined in Section 3.1) (the "Cash Payment"), subject to (i) adjustment as provided herein and (ii) reduction for the value attributable to the Assumed Options (the "Assumed Option Value"), being the spread between (A) the aggregate exercise price of the Assumed Options and (B) an amount equal to (I) the Cash Payment (without reduction pursuant to this Section 2.2(a)(ii)), plus the aggregate value of the Stock Payment (based on $6.00 per share), multiplied by, (II) a fraction, the numerator of which is the number of Assumed Options and the denominator of which is the number of fully diluted shares of Common Stock prior to the Closing Date.

            (b) An aggregate of 450,000 shares of AppNet Common Stock (the "Stock Payment"); and

            (c) The Contingent Amount (as defined in Section 3.3(a)), if any, pursuant to the terms and conditions of Section 3.3 hereof.

      2.3 Net Worth Target. The Purchase Price has been calculated based upon several factors, including the assumption that the Net Worth of the Company is equal to or greater than $450,000 as of the Closing. If on the Closing Financial Certificate (as defined in Section 7.12), the Net Worth of the Company is less than $450,000, the Purchase Price to be delivered to the


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Stockholders may, at AppNet's election, be reduced either (i) at the Closing by the difference between $450,000 and the Net Worth set forth on the Closing Financial Certificate (which reduction shall be in cash as a reduction of the Cash Payment) or (ii) after completion of the Post-Closing Audit (as defined in
Section 2.4).

      2.4 Post-Closing Adjustment.

            (a) Within one hundred twenty (120) days following the Closing
Date, AppNet shall cause Arthur Andersen LLP ("AppNet's Accountant") to audit the Company's books to determine the accuracy of the information set forth on the Closing Financial Certificate (the "Post-Closing Audit"). The parties acknowledge and agree that for purposes of determining the Net Worth of the Company as of the Closing Date, the value of the assets of the Company shall, except with the prior written consent of AppNet, be calculated as provided in the last sentence of Section 7.12. The Stockholders shall cooperate and shall use their reasonable efforts to cause the officers and employees of the Company to cooperate with AppNet and AppNet's Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to AppNet's Accountant to facilitate the completion of the Post-Closing Audit within the aforementioned time period. In the event that AppNet's Accountant determines that the actual Net Worth of the Company as of the Closing Date was less than the Net Worth set forth as the Net Worth of the Company on the Closing Financial Certificate, AppNet shall deliver a written notice (the "Financial Adjustment Notice") to the Stockholder Representative (as defined in Section 2.5) setting forth (i) the determination made by AppNet's Accountant of the actual Net Worth of the Company (the "Actual Company Net Worth"), (ii) the Purchase Price that would have been payable at Closing pursuant to Sections 2.2 and 2.3 had the Actual Company Net Worth been reflected on the Closing Financial Certificate, and (iii) the amount, if any, by which the Cash Payment would have been reduced at Closing had the Actual Company Net Worth been used in the calculations pursuant to Sections 2.2 and 2.3 (the "Adjustment"). The Adjustment shall take account of the reduction, if any, to the Purchase Price already taken pursuant to Section 2.3.

            (b) The Stockholder Representative shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify AppNet if the Stockholders dispute such Financial Adjustment Notice. If AppNet has not received notice of such a dispute within such 30-day period, AppNet shall be entitled to receive from the Stockholder Representative the Adjustment, in cash or, at the option of the Stockholder Representative, in AppNet Common Stock valued at $6.00 per share, as adjusted pursuant to this Section 2.4(b) (the "Stock Price"), on the thirtieth day after receipt of the Financial Adjustment Notice; provided, that if AppNet shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Stock Price in effect immediately prior to such subdivision shall be proportionately reduced and, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Stock Price in effect immediately prior to such combination shall be proportionately increased. If, however, the Stockholder Representative has delivered notice of such a dispute to AppNet within such 30-day period, then AppNet's Accountant shall select an independent accounting firm that has not represented any of the parties hereto within the preceding two (2) years to review the Company's



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books, the Closing Financial Certificate and Financial Adjustment Notice (and
related information) to determine the amount, if any, of the Adjustment. Such independent accounting firm shall be confirmed by the Stockholder Representative and AppNet within five (5) days of its selection, unless there is an actual conflict of interest. The independent accounting firm shall make its determination of the Adjustment, if any, within thirty (30) days of its selection. The determination of the independent accounting firm shall be final and binding on the parties hereto, and upon such determination, AppNet shall be entitled to receive from the Stockholder Representative the Adjustment, in cash or shares of AppNet Common Stock as set forth above. The costs of the independent accounting firm shall be borne by the party (either AppNet or the Stockholder Representative) whose determination of the Company's Net Worth at Closing was further from the determination of the independent accounting firm, or equally by AppNet and the Stockholder Representative in the event that the determination by the independent accounting firm is equidistant between the Net Worth set forth on the Closing Financial Certificate and the Actual Company Net Worth. If any Adjustment is determined by the independent accounting firm to be due, the Adjustment shall be payable to AppNet in cash by the Stockholder Representative within ten (10) days after such determination.

      2.5 Stockholder Representative

            (a) Each holder of Company Common Stock, by signing this Agreement, designates Christopher Paine, or in the event that Christopher Paine is unable or unwilling to serve, such other Person as is appointed by the holders of a majority of the Common Stock as of the date hereof, to be the representative of the Stockholders (the "Stockholder Representative") for purposes of this Agreement. The Stockholders shall be bound by any and all actions taken by the Stockholder Representative on their behalf.

            (b) AppNet shall be entitled to rely upon any communication or writings given or executed by the Stockholder Representative. All notices, communications or writings to be sent to the Stockholders pursuant to this Agreement may be addressed to the Stockholder Representative and any notice, communication or writing so sent shall be deemed notice to all of the Stockholders hereunder. The Stockholders hereby consent and agree that the Stockholder Representative is authorized to accept deliveries, including any notice, on behalf of the Stockholders pursuant hereto.

            (c) The Stockholder Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholder Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Stockholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by such Stockholder's death or any other event.


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

3. CLOSING

      3.1 Time and Place of the Closing. The closing of the Stock Purchase and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Tucker Flyer, a professional corporation, at 1615 L Street, N.W., Suite 400, Washington, D.C. 20036, as soon as practicable after all conditions to the Closing shall have been satisfied or waived, or at such other time and date as the parties hereto may mutually agree, which date shall be referred to as the "Closing Date."

      3.2 Procedure at Closing. On the Closing Date, the parties agree to take the following steps listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

            (a) The Stockholders and the Company shall deliver to AppNet the closing documents specified in Section 7.

            (b) AppNet shall deliver to the Stockholders the closing documents specified in Section 8.

            (c) The Stockholders shall deliver to AppNet certificates in valid form representing all of the Shares, duly endorsed by the Stockholders in blank or accompanied by a duly executed stock power in order to convey good title to all of the Shares, free and clear of all Encumbrances.

            (d) AppNet shall pay the Cash Payment by wire transfer of immediately available funds to accounts designated by the Stockholders, subject to the terms of Section 3.4(a)

            (e) AppNet shall deliver the shares of AppNet Common Stock comprising the Stock Payment to the Stockholders, subject to the terms of
Section 3.4(b).

      3.3 Payment of Contingent Amount.

            (a) In the event that for the period commencing January 1, 1999 and ending December 31, 1999 (the "Earn Out Period"), the Company has (i) adjusted gross revenue (i.e., gross revenue minus (a) sales and similar taxes
(b) returns and (c) doubtful accounts receivable attributable to such revenue) ("Adjusted Gross Revenue") of at least $4,500,000 and (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA") (as a percentage of adjusted gross revenue) of at least 14%, AppNet shall pay to the Stockholders such portion of $3,500,000 as is determined in accordance with Exhibit A (the "Contingent Amount"). For purposes of determining the Company's financial performance during the Earn Out Period, the accounting policies applied shall be consistent with those applied previously by the Company. In addition, no AppNet overhead charges shall be allocated in determining the financial results of the Company during the Earn Out Period. All calculations of Adjusted Gross Revenue and EBITDA shall be determined on an accrual basis in accordance with GAAP.

            (b) Subject to the terms of Section 3.3(c), any Contingent Amount payable shall be paid by AppNet to the Stockholders not later than fifteen (15) days after the final determination made pursuant to Section 3.3(d). The Contingent Amount shall be paid in cash (or, at the Stockholder Representative's option, 80% in cash and 20% in AppNet Common Stock, valued at $6.00 per share, as adjusted pursuant to this Section 3.3(b) (the "Stock Price")), up to the maximum amount specified on Exhibit A. Any Contingent Amount shall be payable to the Stockholders in accordance with their Pro Rata Shares as of the Closing Date. In case AppNet shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Stock Price in effect immediately prior to such subdivision shall be proportionately reduced, and, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Stock Price in effect immediately prior to such combination shall be proportionately increased.

            (c) In the event that, on or before the date the Contingent
Amount is payable to the Stockholders pursuant to this Section 3.3 (the "Contingent Payment Date"), AppNet has sent a Claim Notice (as defined in
Section 9.2(b)), AppNet shall be entitled to withhold from the Contingent Amount so payable an amount reasonably necessary to reimburse AppNet for Damages (as defined in Section 9.1(a)) relating to any Claim (as defined in Section 9.2) for which a Claim Notice has been sent by AppNet prior to the Contingent Payment Date; provided, however, that AppNet shall not be entitled to withhold any part of the Contingent Amount in connection with a Claim Notice sent pursuant to
Section 9.2(d). Should AppNet be entitled to indemnification for Damages pursuant to Article 9, AppNet shall be entitled to offset the Contingent Amount and, upon resolution of all Claims for which a Claim Notice has been sent on or before the Contingent Amount Payment Date, AppNet shall pay to the Stockholders any remaining portion of the Contingent Amount not so offset by AppNet. Any amount withheld by AppNet from the Contingent Amount on the Contingent Amount Payment Date pursuant to this Section 3.3(c) shall be held in escrow until resolution of all such Claims.

            (d) On or before March 1, 2000, AppNet shall deliver to the Stockholder Representative a statement (the "Earn-Out Statement") setting forth whether any of the Contingent Amount has been earned. The Stockholder Representative shall have the right to review all work papers and procedures used to prepare the Earn-Out Statement and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Unless the Stockholder Representative, within 30 days after delivery to the Stockholder Representative of the Earn-Out Statement, notifies AppNet in writing that the Stockholder Representative objects to the Earn-Out Statement, and specifies the basis for such objection (including the Stockholder Representative's calculation of the Contingent Amount (the "Objection Statement")), such Earn-Out Statement shall become final, binding and conclusive upon the parties hereto for purposes of this Agreement. If AppNet and the Stockholder Representative are unable to resolve any objections to the Earn-Out Statement within ten (10) days after any such notification has been given, AppNet shall pay to the Stockholders any undisputed portion of the Contingent Amount and the dispute shall be referred to an independent accounting firm that has not represented any of the parties hereto within the preceding two (2) years (the "Designated Accountant") for resolution (or, if the Designated Accountant is unavailable, to another nationally recognized public accounting firm mutually agreed upon by the Stockholder Representative and AppNet within five (5) days from the date upon which the Designated Accountant notifies the parties that it is not available). Within 30 days after its appointment, the Designated Accountant will make a determination as to each of the items in dispute, which determination shall be final, conclusive and binding upon each of the parties hereto. AppNet, the Stockholder Representative and the Stockholders shall cooperate with each other in order to resolve any and all matters in dispute under this Section 3.3 as soon as practicable. The costs of the Designated Accountant shall be borne by the party (either AppNet or the Stockholders, in accordance with their Pro Rata Shares) whose determination of the Contingent Amount was further from the determination of the Designated Accountant of the Contingent Amount, or equally by AppNet and the Stockholders, in accordance with their Pro Rata Shares, in the event that the determination of the Designated Accountant is equidistant between the Contingent Amount set forth in the Earn-Out Statement and the Contingent Amount set forth in the Objection Statement. The Stockholder Representative shall be responsible for collection and payment of all amounts due from the Stockholders in connection with the Designated Accountant's costs.

      3.4 Holdback of Portion of Cash Payment and Pledge of Stock.

            (a) Notwithstanding anything contained in this Agreement to the contrary, AppNet shall withhold from the Cash Payment payable at the Closing a total of $750,000 (the "Holdback Amount"), which shall be held by AppNet as collateral for any amounts payable by the Company or the Stockholders to AppNet pursuant to Article 9, including, but not limited to, any amounts payable by the Company in connection with the Oracle Dispute. Interest shall accrue on the Holdback Amount (less any amounts offset pursuant to this Section 3.4) at the applicable Federal rate in effect as of the Closing Date, as determined pursuant to Section 1274(d) of the Code, with all such accrued interest on the Holdback Amount (less any interest accrued on amounts offset pursuant to this Section 3.4) being payable to the Stockholders upon release of the Holdback Amount pursuant to Section 3.4(a)(i) or (ii). In the event any amounts are payable by the Company or the Stockholders to AppNet pursuant to Article 9, AppNet may offset such amounts from the Holdback Amount; provided, however, that no interest shall accrue or be payable with respect to any portion of the Holdback Amount which is offset by AppNet. Any portion of the Holdback Amount not so offset by AppNet shall be paid by AppNet to the

Stockholders in accordance with their Pro Rata Shares as follows: (i) if an Oracle Dispute Settlement has been reached prior to the first anniversary of the Closing Date, the Holdback Amount shall be paid to the Stockholders on the later of (A) the first anniversary of the Closing Date or (B) resolution of any Claim for which a Claim Notice has been sent by AppNet prior to the first anniversary of the Closing Date (provided, that if such Claim Notice is sent pursuant to Section 9.2(d) such Holdback Amount shall be paid in accordance with 3.4(a)(i)(A)); or (ii) if an Oracle Dispute Settlement has not been reached prior to the first anniversary of the Closing Date, the Holdback Amount shall be paid to the Stockholders on the later of (A) resolution of any Claim for which a Claim Notice has been sent by AppNet prior to the first anniversary of the Closing Date; provided, that if such Claim Notice is sent pursuant to Section 9.2(d) such Holdback Amount shall be paid in accordance with 3.4(a)(i)(A), or
(B) the date on which an Oracle Dispute Settlement is reached; provided, that AppNet shall retain only so much of the Holdback Amount pursuant to subsections
3.4 (a) (i) and (ii) which is a reasonable estimate of the amount necessary to satisfy the Damages of AppNet in connection with such unresolved Claim and/or the Oracle Dispute.

            (b) At the Closing, the Stockholders shall pledge an aggregate of 241,667 shares of the Stock Payment (the "Pledged Stock") to satisfy the Indemnifying Stockholders' obligations to AppNet under this Agreement relating to the Oracle Dispute and the Oracle Dispute Settlement pursuant to a Stock Pledge and Escrow Agreement in the form attached hereto as Exhibit E (the "Stock Pledge and Escrow Agreement"). Each of the Stockholders shall pledge their respective Pro Rata Share of the Pledged Stock.

      3.5 Withholding. AppNet shall be entitled to deduct and withhold from the Cash Payment or the Contingent Amount otherwise payable pursuant to this Agreement to any Stockholder such amounts as AppNet is required to deduct and withhold with respect to the Cash Payment or the Contingent Amount, as the case may be, under the Code or any provision of applicable state, local or foreign Tax law. To the extent that such amounts are so withheld by AppNet, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of the Company Common Stock.

      3.6 Company Incentive Stock Options. Subject to the terms of Section 7.23, AppNet shall assume options issued pursuant to the Company's Incentive Stock Option Plan in such manner that each stock option under the Company's Incentive Stock Option Plan outstanding as of the Closing Date (the "Company Stock Options") shall be converted into an option to purchase .151203 shares of AppNet Common Stock at a price equal to the exercise price of the Company Stock Options divided by .151203 (an "AppNet Stock Option"). Any AppNet Stock Option exercisable for a fractional share of AppNet Common Stock shall be rounded to the nearest whole share. The AppNet Stock Options shall be on such terms as provided in the Company's Incentive Stock Option Plan and any agreement between the Company and the optionholder governing the Company Stock Option so assumed. The AppNet Stock Options shall be delivered to the holders of Company Stock Options following the Closing Date as set forth on Schedule 3.6 hereof. At Closing, each holder of Company Stock Options which are being assumed by AppNet pursuant to this Section 3.6 shall execute a joinder agreement agreeing to be bound by the terms of the AppNet Stockholders' Agreement dated June 29, 1998 and Registration Agreement dated June 29, 1998. All shares of AppNet Common Stock to be delivered upon exercise of any such assumed Company Stock Options shall be bound by and subject to the provisions of the AppNet Stockholders' Agreement and Registration Agreement.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

      To induce AppNet to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Company and the Stockholders, jointly and severally, represent and warrant to AppNet, as of the date hereof and as of the Closing Date, as set forth below:

      4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

      4.2 Power and Authority. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct its Business as it is presently being conducted and as it has been conducted in the past. The Company is not required to be qualified or licensed as a foreign corporation in any jurisdiction.

      4.3 Authority for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of the Company. The Company has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. Each of the Stockholders has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Stockholders and assuming the due authorization, execution and delivery by AppNet of this Agreement, the Agreement is a legal, valid and binding obligation of each of the Stockholders enforceable against each of the Stockholders in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by AppNet of this Agreement, this Agreement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

      4.4 No Violation to Result. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof: (i) are not in violation or breach of, do not conflict with or constitute a default under the Certificate of Incorporation or Bylaws of the Company or, after obtaining the required third party consents set forth on Schedule 4.4, any Contract to which the Company or any of the

Stockholders is a party, except to the extent that such violation or breach would not have a Material Adverse Effect on the Company; (ii) after obtaining the required third party consents set forth on Schedule 4.4, will not accelerate or permit the acceleration of the performance on the part of the Company or any of the Stockholders required by any of the terms of any Contract to which the Company or any of the Stockholders is a party or which affects the Company;
(iii) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration; (iv) will not result in a violation under any applicable law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Governmental or Regulatory Authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, which is applicable to the Company, except to the extent that such violation would not have a Material Adverse Effect on the Company; and (v) will not result in the creation or imposition of any Encumbrance in favor of any Person upon any of the properties or assets of the Company.

      4.5 Capitalization.

            (a) Schedule 4.5 sets forth, with respect to the Company, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock and the record owner thereof, (iii) the number of shares of each class, if any, which are held in treasury and (iv) the number of Company Stock Options (as defined in Section 3.6 hereof). All of the issued and outstanding shares of capital stock of the Company (A) have been duly authorized and validly issued and are fully paid and non-assessable, (B) were issued in compliance with all applicable state and federal laws and (C) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of the Company, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of the Company Common Stock (or securities convertible into or exchangeable for shares of its Common Stock), except for the Company Stock Options set forth on Schedule 4.5. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

            (b) The Stockholders are the sole legal and beneficial holders of the issued and outstanding shares of capital stock of the Company, and the Stockholders own such shares as are set forth opposite their respective names on
Schedule 4.5 free and clear of any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, Encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive right, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

      4.6 Financial Statements.

            (a) Schedule 4.6 includes true, complete and correct copies of (i) the unaudited balance sheets of the Company as of the end of the periods identified on Schedule 4.6 (such dates being the end of the Company's three (3) most recently completed fiscal years ending December 31, 1998), and unaudited statements of income, cash flows and retained earnings for the year ended December 31, 1998 (collectively, the "Annual Financials"), and (ii) true, complete and correct copies of the Company's unaudited interim balance sheet (the "Current Balance Sheet") as of January 31, 1999 (the "Balance Sheet Date") [the "Interim Financials" and together with the Annual Financials, the "Financial Statements"]. The Company has not maintained statements of income, cash flow and retained earnings for any period other than the twelve (12) month period ended December 31, 1998. The Financial Statements have been prepared in accordance with GAAP consistently applied. Each of the balance sheets included in the Financial Statements presents fairly the financial condition of the Company as of the dates indicated thereon, and each of the statements of income, cash flows and retained earnings included in the Financial Statements presents fairly the results of its operations for the periods indicated thereon. During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company's accounting policies. There are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto.

            (b) The books and records, minute books, stock record books, and other records of the Company, all of which have been made available to AppNet, are materially complete and correct and have been maintained in accordance with sound business practices. The minute book(s) of the Company, all of which have been made available to AppNet, contains materially accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared as of the date hereof and are not contained in such minute book.

      4.7 Liabilities and Obligations.

            (a) Except as disclosed on Schedule 4.7(a), there are no Liabilities or obligations of the Company, other than: (i) those Liabilities reflected on the Current Balance Sheet and not previously paid or discharged;
(ii) those Liabilities incurred after the Balance Sheet Date arising in the ordinary course of business, which were incurred consistent with past practice under any contract, commitment or agreement specifically disclosed on any schedule to this Agreement; and (iii) those liabilities specifically described in the Material Contracts listed on Schedule 4.13 hereof.

            (b) Schedule 4.7(b) sets forth a summary description of all advance payments or deposits held by the Company and reflected in the Financial Statements and the related obligations thereunder.

      4.8 Adverse Changes. From December 31, 1998: (i) there has been no change in the condition (financial or otherwise), Business, net worth, assets, properties, Liabilities or obligations (fixed, contingent, known, unknown or otherwise) of the Company which has had or is likely to have a Material Adverse Effect on the Company, and to the Company's and the Stockholders' knowledge, there has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such Material Adverse Effect before or after the Closing Date; (ii) the Company has not declared or paid any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company, and (iii) the Company has materially complied with all of the covenants set forth in Section 6.3, to the same extent as if this Agreement had been executed on December 31, 1997.

      4.9 Employee Matters.

            (a) All employee benefit plans, programs, policies and arrangements (whether formal or informal, written or unwritten, and whether maintained for the benefit of a single individual or more than one individual) maintained or contributed to by the Company for the benefit of any current or former employee of the Company or in which such employees are entitled to participate are listed in Schedule 4.9(a) (the "Benefit Plans"). With respect to each Benefit Plan, true, correct and complete copies of all of the following documents, if applicable, will be delivered or made available to AppNet prior to the Closing Date: (i) all plan documents and amendments thereto; (ii) all written descriptions of any oral plans or policies; (iii) all trust agreements;
(iv) all annuity contracts, insurance policies or contracts and service agreements; (v) the three (3) most recent Forms 5500 and any financial statements attached thereto; (vi) the most recent actuarial and valuation report; (vii) the most recent IRS determination letter; (viii) the most recent summary plan description; and (ix) copies of all nondiscrimination testing for the last three (3) years. Except as set forth on Schedule 4.9(a), each Benefit Plan and the administration thereof complies, and has at all times complied, with the terms of such Benefit Plan and with the requirements of all applicable law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. Except as set forth on Schedule 4.9(a), (i) the Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, and nothing has occurred since the issuance of such determination letter which could adversely affect the qualified status of each such Benefit Plan and (ii) each trust which forms a part of any such Benefit Plan is exempt from taxation under Section 501(a) of the Code. No Benefit Plan subject to Part 3 of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code. No liability has been incurred or is expected to be incurred under Title IV of ERISA by any party with respect to any Benefit Plan, or any other plan presently or heretofore maintained or contributed to by the Company, any predecessor to the Company, or any entity that is or at any time was a member of a controlled group, as defined in Section 412(n)(6)(B) of the Code, which includes or included the Company ("Controlled Group Member"). Neither the Company, nor any Controlled Group Member has incurred any liability for any Tax imposed under Sections 4971 through 4980B of the Code or civil liability under Sections 502(i) or (l) of ERISA. The "amount of unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA. No Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. No Benefit Plan provides health or death benefit coverage to any employee or his spouse or dependents beyond the termination of an employee's employment, except as required by Part 6 of Subpart B of Title I of ERISA or Section 4980B of the Code. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan or any plan maintained by a Controlled Group Member since the effective date of said Section 4043. The Company has no liability (whether actual, contingent or otherwise) with respect to any employee benefit plan or arrangement sponsored or maintained by a Controlled Group Member. No suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan, and no suit, action, or other litigation is threatened by, against, or relating to any Benefit Plan and the Company does not have any knowledge of any fact that could form the basis for any such suit, action or litigation. No "prohibited transaction" within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any Benefit Plan. No Benefit Plan is presently under audit or examination by the IRS, the Department of Labor, or any other Governmental or Regulatory Authority, and no matters are pending with respect to any Benefit Plan under the IRS Voluntary Compliance Resolution program, its Closing Agreement Program, or any other similar program. All contributions to Benefit Plans that were required to be made under such Benefit Plans will have been made as of the Balance Sheet Date, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of such date, and the Company will have performed by the Closing Date any obligations required to be performed as of such date under all Benefit Plans. No Benefit Plan contains any term or provision or is subject to any law that would prohibit the transactions contemplated by this Agreement, or that would give rise to the vesting of benefits, payments, or liabilities as a result of the transactions contemplated by this Agreement, except to the extent that full vesting is required under any tax-qualified Benefit Plan under Section 411 of the Code.

            (b) Schedule 4.9(b) contains a complete and correct list of all employees of the Company as of the date hereof and the current compensation rate payable to each such employee. Except as set forth in Schedule 4.9(b), (i) the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated upon not more than two weeks' notice given at any time and without liability for payment of compensation or damages,
(ii) there are no severance payments which are or could become payable by the Company to any director, officer or other employee of the Company under the terms of any oral or written agreement or commitment or any law, custom, trade or practice, and (iii) there are no agreements, contracts or commitments, oral or written, between the Company and any employee, consultant or independent contractor.

            (c) The Company is not bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union. No employees of the Company are or ever have been represented by any labor union or covered by any collective bargaining agreement while employed by the Company, and no campaign to establish such representation is in progress. There is no pending or threatened labor dispute involving the Company and any group of their employees nor has the Company experienced any labor interruptions. The Company is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including without limitation any such laws regarding employment documentation, minimum wage and hours, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and the Company has not engaged in any unfair labor practice. All persons treated by the Company as independent contractors for any purpose do satisfy and have satisfied the requirements of law to be so treated, and the Company has fully and accurately reported the amounts paid by the Company to or on behalf of such persons on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of the Company, and who has been treated by the Company as an independent contractor, is classified as a "leased employee", within the meaning of Section 414(n)(2) of the Code with respect to the Company.

      4.10 Taxes.

            (a) The Company has filed or caused to be filed with the appropriate Governmental or Regulatory Authority any and all Tax Returns required to be filed by it as of the date hereof, or requests for extensions to file Tax Returns which have been filed have been timely filed or granted and have not expired, and all such Tax Returns are true, complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company has paid all Taxes shown as due, claimed to be due by any Governmental or Regulatory Authority, or accruable with respect to periods through the Closing Date, except for such Taxes as (i) are fully reserved for in the Current Balance Sheet or (ii) were incurred after the Balance Sheet Date in the ordinary course of business and are not due and payable as of the Closing Date. No deficiencies for any Taxes have been proposed against the Company that are not adequately reserved for in the Current Balance Sheet. No requests for waivers or comparable consents with respect to the time to assess any Taxes against the Company have been granted or are pending, except for requests with respect to such Taxes that have been adequately reserved for in the Current Balance Sheet. The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws and withholding with respect to employee wages) and has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental or Regulatory Authority all amounts required to be withheld and paid over under all applicable laws. No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any Taxes or Tax Returns of the Company, and the Company has not received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to the Company or any Tax
Return filed or required to be filed by or with respect to the Company. The Company is not a party to, is not bound by, and has no obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.

            (b) The Company has delivered to AppNet complete and accurate copies of all filed federal income Tax Returns relating to taxable years beginning on or prior to the Closing Date, and all examination reports and statements of assessment or deficiency issued relating to such Tax Returns, and has delivered or made available to AppNet complete and accurate copies of all other filed Tax Returns of the Company, together with all related examination reports and statements of assessment or deficiency for all periods beginning on or prior to the Closing Date.

            (c) The Company has not been informed by any Governmental or Regulatory Authority that such authority believes that the Company was required to file any Tax Return that has not been filed.

            (d) The Company has not filed an election, consent or agreement under Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code.

            (e) The Company has no liability for the Taxes of any other person either as a transferee under Section 6901 of the Code, or any similar provision of state, local or foreign law, as a successor, or by contract or otherwise.

            (f) Neither the Company nor any predecessor has ever been included or required to be included, on any affiliated, consolidated, combined or unitary Tax Return.

            (g) The Company will not be required to include any amounts in income for taxable years ending after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method occurring in a taxable year ending on or before the Closing Date, and none of the Company nor the Stockholders has any knowledge that any Governmental or Regulatory Authority has proposed any change in method of accounting that would require inclusion of such amounts.

            (h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (i) The Company (i) has not made any payments, is not obligated to make any payments, or is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under
Section 280G of the Code; (ii) has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (iii) is not or has not been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)- 2(b).

            (j) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code which would be required to be included in income of the Company for any taxable year ending after the Closing Date.

            (k) No state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of state law occurring prior to the Closing Date.

      4.11 Subsidiaries. The Company has no debt, equity or other investment or interest in any Person or any strategic alliance with any Person. The Company has no commitments to contribute to the capital of, make loans to or share losses of, any Person.

      4.12 Property.

            (a) The Company has never owned any real property. Schedule
4.12(a) sets forth an accurate and complete list of all leases of real property leased by the Company (collectively, the "Facilities"). Except as otherwise disclosed on Schedule 4.12(a), (i) there are no outstanding written or oral leases, rights to occupancy, or tenancies of any kind (including tenancies by sufferance and/or holdover tenancies arising under expired written or oral leases) covering or in any way affecting the Facilities or any part or parts thereof; (ii) to the knowledge of the Company and the Stockholders, no person, firm or corporation other than the Company has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way, or otherwise) with respect to the Facilities or any part thereof; and (iii) there have been no improvements to, construction on, work done at, and/or services or material supplied to, the Facilities or any part or parts thereof for which payment in full has not been made and which might give rise to mechanic's liens or other lien rights with respect to the Facilities, except in the ordinary course of business. All leases set forth on Schedule 4.12(a) are in full force and effect and constitute valid and binding agreements of the Company and, to the knowledge of the Company and the Stockholders, the other parties thereto in accordance with their respective terms.

            (b) Schedule 4.12(b) sets forth an accurate list of all the material Company owned property and all of the Company leased personal property
(i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for equipment and also including an indication as to which assets are currently owned by any current stockholders of the Company or business or personal Affiliates of the Company or any current stockholder of the Company. All of the vehicles and other material machinery and equipment listed on Schedule 4.12(b) are in good working order and condition, ordinary wear and tear excepted. All fixed assets used by the Company that are material to the operation of the Business, as it is presently being conducted are either owned by the Company or leased under an agreement listed on Schedule 4.12(b).

            (c) Except as set forth on Schedule 4.12(c), the Company has good and marketable title to its owned assets, free and clear of any and all Encumbrances and defects in title; except for (i) Encumbrances for Taxes or governmental assessments, charges or claims the payment of which is not yet due or, as set forth on Schedule 4.12(c), for Taxes the validity of which are being contested in good faith by appropriate proceedings; and (ii) statutory Encumbrances of landlords and Encumbrances of laborers, carriers, warehousemen, mechanics, materialmen or other similar Persons and other Encumbrances imposed by Governmental or Regulatory Authority or Legal Requirement incurred in the ordinary course of business for sums not yet due or, as set forth on Schedule 4.12(c), being contested in good faith. The Company's assets, taken together, are adequate for the operation of the Business as it is presently being conducted.

      4.13 Contracts. Schedule 4.13 constitutes an accurate and complete list of each Material Contract. Each Contract is in full force and effect, is a valid, binding and enforceable obligation by or against the Company and the other parties thereto and, to the knowledge of the Company and the Stockholders, no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute, a default or breach thereunder, except to the extent such default or breach would not have a Material Adverse Effect on the Company. Prior to the Closing Date, the Company will deliver or will cause to be delivered or will make available to AppNet correct and complete copies of each Material Contract and all amendments thereto. To the knowledge of the Company, no other party to any Contract is in default thereunder. Except as set forth on
Schedule 4.13, there exists no restrictive covenants of any nature whatsoever in any of the Contracts. To the knowledge of the Company and the Stockholders, the Company will not experience a loss on any of the Contracts.

      4.14. Government Contracts. The Company is not, and has never been, a party to any Government Contract.

      4.15 Litigation. Except as set forth in Schedule 4.15, there is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity, pending or to the knowledge of the Company and the Stockholders threatened against or affecting the Company before any Governmental or Regulatory Authority including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits, demands or proceedings relating to toxic materials, hazardous substances, pollution or the environment. To the knowledge of the Company and the Stockholders, there are no facts that would likely result in any such litigation, suit, proceeding, action, claim or investigation. The Company is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

      4.16 Compliance with Laws. Except as set forth in Schedule 4.16, the Company has complied and is currently in compliance with all material laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any Governmental or Regulatory Authority applicable to it, its properties or the operation of its Business. The Company has not received any notice or citation for noncompliance with any of the foregoing and, to the knowledge of the Company and the Stockholders, there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability with regard to any of the foregoing. The Company has all material licenses, permits, approvals, qualifications or the like, from any Government, Governmental or Regulatory Authority or any third party necessary for the conduct of the Company's Business, as it is presently being conducted, and all such items are in full force and effect.

      4.17 Environmental and Safety Matters.

            (a) For purposes of this Agreement, the term "Environmental and Safety Requirements" shall mean all applicable federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation); "Release" shall have the meaning set forth in CERCLA (as defined below); and "Environmental Lien" shall mean any lien, whether recorded or unrecorded, in favor of any Governmental or Regulatory Authority, relating to any liability of the Company arising under any Environmental and Safety Requirements.

            (b) Except as set forth on Schedule 4.17:

                  (i) To the knowledge of the Company and the Stockholders, the Company has complied with and is currently in compliance with all Environmental and Safety Requirements, and the Company has not received any oral or written notice, report or information regarding any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any of its properties or facilities.

                  (ii) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its Businesses as it is presently being conducted, as it has been conducted in the past. A list of all such permits, licenses and other authorizations which are material to the Company is set forth on Schedule 4.17 attached hereto.

                  (iii) To the knowledge of the Company and the Stockholders, neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on the Company or otherwise for site investigation or cleanup, or notification to or consent of any Governmental or Regulatory Authorities or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                  (iv) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance), or owned, occupied or operated any facility or property, so as to give rise to Liabilities of the Company for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any other Environmental and Safety Requirements.

                  (v) To the knowledge of the Company and the Stockholders, without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of the Company prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements (including, without limitation, those Liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage).

                  (vi) To the knowledge of the Company and the Stockholders, the Company has not, either expressly or by operation of law, assumed or undertaken any material liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

                  (vii) To the knowledge of the Company and the Stockholders, no Environmental Lien has attached to any property leased or operated by the Company.

      4.18 Customers; Suppliers.

            (a) Except as set forth in Schedule 4.18(a), no single customer accounted for more than 5% of the Company's revenues for the fiscal years ended December 31, 1997 or December 31, 1998. Except as set forth on Schedule 4.18(a), no customer listed on Schedule 4.18(a) (a "Significant Customer") has canceled or otherwise terminated or threatened to cancel or otherwise terminate its relationship with the Company, or during such periods has materially decreased its usage or purchase of the Company's services or products. To the knowledge of the Company and the Stockholders, no Significant Customer has any plan or intention to terminate, cancel or otherwise materially modify its relationship with the Company or materially decrease or limit its usage, purchase or distribution of the services or products of the Company.

            (b) The relationships of the Company with its suppliers are good commercial working relationships and, except as set forth on Schedule 4.18(b), no supplier has during the last twelve months terminated or threatened to terminate, its relationship with the Company or has during the last twelve (12) months decreased or limited or threatened to decrease or limit, its services, supplies or materials to the Company. The Company is not obligated to use any supplier as a sole source of supply of any good or service to the Company. The Company does not have any knowledge that any of the suppliers intends to terminate or otherwise modify adversely to the Company its relationship with the Company or to decrease or limit its services, supplies or materials to the Company.

      4.19 Insurance. Schedule 4.19 sets forth an accurate list of all insurance policies carried by the Company (all of which policies remain in full force and effect) and all insurance loss runs or workers' compensation claims. The Company has made available to AppNet true, complete and correct copies of all current insurance policies of the Company, all of which are in full force and effect. All premiums due and payable under all such policies have been paid and the Company is otherwise in material compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Such policies of insurance are of the type and in amounts customarily carried by persons conducting business similar to that of the Company. Neither the Company nor the Stockholders know of any threatened termination of, or material premium increase with respect to, any of such policies.

      4.20 Intellectual Property.

            (a) The Company owns, or possesses valid written licenses to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs and applications and tangible or intangible proprietary information and material that are used in the Business of the Company (the "Company Intellectual Property Rights"). Schedule 4.20(a) lists all Company Intellectual Property Rights owned by the Company, and specifies the jurisdictions in which the Company Intellectual Property Rights are issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. The filings in respect of all such registrations and applications (if any) are in good standing, are held solely in the name of the Company as the exclusive owner of all rights therein, and all necessary steps have been taken to maintain such filings and to prosecute the applications in a timely manner.

            (b) Schedule 4.20(b) lists (i) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property Rights or any trade secret material to the Company (and includes the identity of all parties thereto other than non-exclusive product licenses and sublicenses granted by the Company in the ordinary course of business); and (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights (including software) which are incorporated in, are, or form a part of, any of the Company's products or services, or other trade secrets of a third party in or as to any product or service (collectively, the "Company Third Party Intellectual Property Rights"), and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is authorized to use, in the manner used by the Company, the Company Third Party Intellectual Property Rights. Except as set forth on Schedule 4.20(b), the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, after obtaining the required third party consents set forth on Schedule 4.4, in violation of any license, sublicense or agreement described on Schedule 4.20(b) or by which it is authorized to use Company Third Party Intellectual Property Rights.

            (c) No claims with respect to Company Intellectual Property
Rights, any trade secrets of the Company, or Company Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such of Company Third Party Intellectual Property Rights by or through the Company, have been asserted or are threatened by any person, nor, except as set out on Schedule 4.20(c), does the Company or any of the Stockholders know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product or service, as now used, sold or licensed or proposed for use, sale or license by the Company infringes any copyright, patent, trademark, service mark, trade secret or any other intellectual property right; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's Business as it is presently being conducted; (iii) challenging the ownership, validity or effectiveness of any of Company Intellectual Property Rights or other trade secrets of the Company; or (iv) challenging the Company's license or legally enforceable right to use, or the validity or effectiveness of any Company Third Party Intellectual Property Rights.

            (d) The Company has entered into all necessary agreements and obtained all necessary rights to acquire Company Third Party Intellectual Property Rights. All agreements relating to Company Third Party Intellectual Property Rights are in full force and effect.

            (e) All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the knowledge of the Company and the Stockholders, there is no unauthorized use, disclosure, infringement or misappropriation of any of Company Intellectual Property Rights, any trade secrets of the Company, or any of Company Third Party Intellectual Property Rights to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. Except as set out on
Schedule 4.20(e), (i) the Company has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) to the knowledge of the Company and the Stockholders, there is no basis for any such charge or claim; and (iii) to the knowledge of the Company and the Stockholders, there is not any infringement liability with respect to, or infringement or violation by, the Company of any patent, trademark, service mark, copyright, trade secret or other proprietary right of another.

            (f) No Company Intellectual Property Rights, trade secrets of the Company or, to the knowledge of the Company and the Stockholders, Company Third Party Intellectual Property Rights are subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company. Except for contracts licensing the Company's products executed in the ordinary course of business and in accordance with the Company's past practices (all of which material contracts are listed on Schedule 4.13), the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property Rights. Except as set forth on Schedule 4.20(f), each current and former officer of, employee of, and each consultant to, the Company has executed and delivered to the Company a non-disclosure agreement, or consultant agreement, respectively, in the Company's standard forms substantially as set forth in Schedule 4.20(f) hereto regarding the protection of such confidential or proprietary information and the assignments of inventions to the Company; copies of all such agreements have been delivered to AppNet. The Company is not and never has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions.

            (g) The Company Intellectual Property Rights which were developed by the Company, at no material additional cost to AppNet (or the Company, after the Closing Date), and without material human intervention will, by May 1999:

                  (i) include year 2000 date conversion and capabilities including, but not limited to, date data century recognition; calculations which accommodate same century and multi-century formulas and date values; correct sort ordering; and date data interface values that reflect the century;

                  (ii) automatically compensate for and manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormal abort within the application or result in the generation of incorrect values or invalid outputs involving such dates;

                  (iii) provide that all date related user interface
                        functionalities and data fields include the indication of the correct century;

                  (iv) provide that all date related software to software or application to application data interface functionalities will include the indication of the correct century; and

                  (v) provide that all date processing by the Company Intellectual Property Rights will include four-digit date format and recognize and correctly process dates for leap years.

      4.21 Accounts Receivable. The accounts receivable of the Company arose in the ordinary course of business from bona fide transactions and are not subject to any setoff, counterclaim or defense. The accounts receivable (both billed and unbilled) shall be fully collectible in accordance with their terms, subject to any applicable reserves on the Current Balance Sheet.

      4.22 Inventory. All items of inventory and supplies of the Company consist of items of a quality, quantity and condition usable and saleable in the ordinary course of the business of the Company and for the purpose for which they are intended, without discount or reduction, and conform to generally accepted standards in the industry of which the Company is a part. The value of each item of inventory and supplies reflected on the Financial Statements was, in each instance, valued at the lower of cost or market value and based on the ordinary course of the business consistent with the historical valuation policy of the Company and is not subject to any write-down or write-off.

      4.23 Related Party Transactions. Schedule 4.23 sets forth all arrangements, Liabilities, agreements and contracts in effect as of the date hereof among the Company and (i) any Person who is an officer, director or Affiliate of the Company, or (ii) any Person who acquired the Company Common Stock in a private placement.

      4.24 Brokers. Except as set forth on Schedule 4.24, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or, to the knowledge of the Company or the Stockholders, against or upon AppNet, for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Company or the Stockholders. The Stockholders shall be fully responsible for the payment of all such commissions, fees and other compensation due by the Company or by the Stockholders and shall deliver to AppNet at Closing a release from the party disclosed on Schedule 4.24.

      4.25 Accredited Investors; Investment Intent.

            (a) AppNet has made available to each Stockholder, during the course of this transaction and prior to the delivery of the shares of AppNet Common Stock (the "Securities"), the opportunity to ask questions of and receive answers from any of the officers of AppNet concerning the terms and conditions of the offering, and to obtain any documents or additional information necessary to verify the information provided to each Stockholder or otherwise relative to the financial data and business of AppNet, to the extent that such parties possessed such information or could acquire it without unreasonable effort or expense, and all such questions, if asked, have been answered satisfactorily and all such documents, if examined, have been found to be fully satisfactory.

            (b) Each Stockholder understands and acknowledges that (i) such Stockholder must bear the economic risk of such Stockholder's investment in the Securities; (ii) the Securities have not been registered under the 1933 Act or any state securities laws and are being offered and sold in reliance upon exemptions provided in the 1933 Act and state securities laws for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the 1933 Act and applicable state laws or unless an exemption from such registration is available; (iii) such Stockholder is purchasing the Securities for investment purposes only for such Stockholder's own account and not with any view toward a distribution thereof; (iv) no Stockholder has any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the Securities which such Stockholder hereby subscribes to purchase or any part thereof, and no Stockholder has any present plans to enter into any such contract, undertaking, agreement or arrangement;
(v) there will be no public market for the Securities; and (vi) each Stockholder understands that

AppNet is not obligated to comply with any reporting requirements under the Securities Exchange Act of 1934, as amended, and that AppNet makes no representation or warranty that it will disseminate to the public any current financial or other information concerning itself, as is required by Rule 144 promulgated under the 1933 Act as one of the conditions of its availability.

            (c) Each Stockholder has evaluated the risks of investing in the Securities, and has determined that the Securities are a suitable investment for such Stockholder. Each Stockholder can bear the economic risk of this investment and can afford a complete loss of such Stockholder's investment.

            (d) Each Stockholder, by himself or herself, together with a "Purchaser Representative" (as defined in Rule 501(a) of Regulation D of the 1933 Act), is knowledgeable and experienced in evaluating investments and experienced in financial and business matters, and is capable of evaluating the merits and risks of investing in the Securities.

            (e) Except as set forth on Schedule 4.25(e), each Stockholder hereby represents that such Stockholder is a resident of the State of California. No Stockholder has any present intention of becoming a resident of any other state or jurisdiction.

      4.26 Disclosure. No representation or warranty by the Company and the Stockholders contained in this Agreement, and no representation, warranty or statement by the Company or the Stockholders contained in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, AppNet pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement by the Company or the Stockholders of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading. The Company and the Stockholders do not have knowledge of any material changes reasonably expected to occur within one (1) year from the date of this Agreement to any of the Company, the Company's relations with employees, the Company's relations with customers, the Company's competitive situation or the Company's relations with suppliers, or action of any Governmental or Regulatory Authority or laws affecting the Company.

5.    REPRESENTATIONS AND WARRANTIES OF APPNET

      To induce the Company and the Stockholders to enter into this Agreement and to consummate the transactions contemplated by this Agreement, AppNet represents and warrants to the Company, as of the date hereof and as of the Closing Date, as set forth below:

      5.1 Due Organization. AppNet is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.2 Power and Authority. AppNet has all requisite corporate power and authority to own, lease and operate its properties and to conduct its Business as it is presently being conducted and as it has been conducted in the past. AppNet is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities requires such qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on AppNet.

      5.3 Authority for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of AppNet. Each of AppNet has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AppNet and, assuming the due authorization, execution and delivery by the Company and the Stockholders of this Agreement, this Agreement is a legal, valid and binding obligation of AppNet enforceable against AppNet, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

      5.4 No Violation to Result. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof: (i) are not in violation or breach of, do not conflict with or constitute a default under the Certificate of Incorporation or Bylaws of AppNet or any contract to which AppNet is a party; (ii) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration; (iii) will not result in a violation under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Governmental or Regulatory Authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, which is applicable to AppNet; and (iv) will not result in the creation or imposition of any Encumbrance in favor of any Person upon any of the properties or assets of AppNet.

      5.5 Brokers and Agents. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or the Stockholders (other than as disclosed in Section 4.24) for any commission, fee or other compensation payable as a finder or broker because of any act or omission by AppNet.

      5.6 Capitalization. Schedule 5.6 sets forth as of the date hereof, with respect to AppNet, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock and the record owner thereof, and (iii) the number of shares of each class, if any, which are held in treasury. Except as set forth on
Schedule 5.6, no preemptive right or rights of first refusal exist with respect to the shares of capital stock of AppNet, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as set forth on Schedule 5.6, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require AppNet to issue or sell any shares of its capital stock (all of the foregoing, the "AppNet Issuance Agreements"). Schedule 5.6 sets forth the identity of the holder of each AppNet Issuance Agreement, the type of agreement to which such holder is a party, the class and number of shares of capital stock subject to each such agreement, and the exercise price or conversion price, or other similar information concerning the consideration such holder is required to tender in exchange for such shares of the capital stock of AppNet. Schedule 5.6 identifies each agreement pursuant to which any of GTCR Golder Rauner, L.L.C. ("GTCR"), Smart Technology, L.L.C. ("Smart Technology"), and their respective Affiliates, has acquired shares of the capital stock of AppNet. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to AppNet. Except as set forth on Schedule 5.6, AppNet is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock. AppNet shall update the information on Schedule 5.6 as of the Closing Date to reflect any changes between the date hereof and the Closing Date.

      5.7 Shares Issued in Stock Purchase. All of the shares of AppNet Common Stock to be issued in connection with the Stock Purchase, upon issuance and delivery by AppNet to the persons entitled thereto and receipt by AppNet of the consideration therefor, will (i) be duly authorized and validly issued and fully paid and non-assessable, and (ii) not have been issued in violation of any preemptive rights or rights of first refusal.

      5.8 Litigation. There is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity, pending, or, except as set forth on Schedule 5.8, to the actual knowledge of Toby Tobaccowala, in his capacity as a Senior Vice President of AppNet, threatened, against AppNet before any Governmental or Regulatory Authority.

6. COVENANTS

      6.1 Access to Properties and Records.

            (a) The Company shall afford to the officers, employees, attorneys, accountants and other authorized representatives of AppNet, free and full access to all of the Company's assets, properties, books and records and employees in order to afford AppNet as full an opportunity of review, examination and investigation as they shall desire to make of the affairs of the Company, and AppNet shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation as may be reasonably necessary. The Company shall furnish or cause to be furnished to AppNet such reasonable financial and operating data and other information about the Company's Business, as it is presently being conducted, as it has been conducted in the past, properties and assets which any of the officers, employees, attorneys, accountants or other authorized representatives of AppNet may reasonably request; provided that AppNet and its agents shall not unreasonably interfere with the operations of the Company's Business. No information or knowledge obtained in any investigation pursuant to this Section
6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

            (b) AppNet shall afford to the officers, employees, attorneys, accountants and other authorized representatives of the Company, access to such of AppNet's assets, properties, books and records and employees in order to afford the Company as full an opportunity of review, examination and investigation as they shall reasonably request of the affairs of AppNet, and the Company shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation thereof as may be reasonably necessary. AppNet shall furnish or cause to be furnished to the Company such reasonable financial and operating data and other information about AppNet's Business, as it is presently being conducted, as it has been conducted in the past, properties and assets which any of the respective officers, employees, attorneys, accountants or other authorized representatives of the Company may reasonably request; provided that the Company and its agents shall not unreasonably interfere with the operations of AppNet's Business. No information or knowledge obtained in any investigation pursuant to this Section
6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

      6.2 Confidentiality.

            (a) The Company and the Stockholders recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of the Company and/or AppNet, such as lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of the Company's or AppNet's respective businesses. The Company and the Stockholders agree that they will not disclose confidential information with respect to the Company and/or AppNet to any Person for any purpose or reason whatsoever (except to authorized representatives of the Company, AppNet and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this
Section 6.2), unless (i) such information becomes known to the public generally through no fault of the Company or the Stockholders, (ii) disclosure is required by law or the order of any Governmental or Regulatory Authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party or for certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clauses (ii) or (iii) above, the Company or the Stockholders, shall, if possible, give prior written notice thereof to AppNet and provide AppNet with the opportunity to contest such disclosure; and provided, further, that this Section 6.2(a) shall not apply to any information independently discovered or invented by any Stockholder after such Stockholder's employment with the Company has been terminated.

            (b) AppNet agrees that prior to the Closing (and at all times after the date hereof if the Closing does not occur) it will not disclose confidential information with respect to the Company and/or the Stockholders to any Person, for any purpose or reason whatsoever (except to authorized representatives of AppNet, the Company, and/or the Stockholders and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 6.2), unless (i) such information becomes known to the public generally through no fault of AppNet, (ii) disclosure is required by law or the order of any Governmental or Regulatory Authority under color of law, or (iii) AppNet reasonably believes that such disclosure is required in connection with the defense of a lawsuit against AppNet or for certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clauses (ii) or (iii) above, AppNet, shall, if possible, give prior written notice thereof to the Company and/or the Stockholders and provide the Company and/or the Stockholders with the opportunity to contest such disclosure.

      6.3 Interim Covenants of the Company. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by AppNet, the Company shall (i) keep the Company's Business, as it is presently being conducted, and organization intact and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business as the same is presently being conducted, (ii) use its reasonable best efforts to keep available the services of its directors, officers, employees, independent contractors and agents and retain and maintain good relationships with its clients and maintain the Facilities in good condition,
(iii) perform its material obligations under the Contracts and Government Contracts and (iv) maintain the goodwill and reputation associated with its Business, as it is presently being conducted. Without limiting the generality of the foregoing, the Company shall not, without the prior written consent of
AppNet:

            (a) Adopt or propose any change in its Certificate of Incorporation or Bylaws;

            (b) Merge or consolidate with any other entity or acquire a material amount of assets of any other entity;

            (c) Issue or sell any stock, bonds, or other securities of which the Company is the issuer or grant, issue or change any stock options, warrants or other rights to purchase securities of the Company;

            (d) Amend any term of any outstanding security of the Company;

            (e) Sell, lease or dispose of or make any contract for the sale, lease or disposition of or subject to lien or security interest or any other Encumbrance any of its properties or assets, other than in the ordinary and usual course of its business, consistent with the representations and warranties contained herein, and not in breach of any of the provisions of this Section 6.3, in each case for a consideration at least equal to the fair value of such property or asset;

            (f) Grant any salary increase to, or increase the draw of, any of its officers, directors, employees or agents, or enter into any new, or amend or alter any existing, employment, bonus, incentive compensation, deferred compensation, profit sharing, retirement, severance, pension, stock option, group insurance, death benefit or other fringe benefit plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement except consistent with past compensation practices;

            (g) Incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper; provided, however, that the Company may, without AppNet's prior consent, borrow under that certain Factoring Agreement, dated February 11, 1998, between the Company and Silicon Valley Financial Services (the "Factoring Agreement) so long as the aggregate amount of Purchased Receivables (as defined in the Factoring Agreement) outstanding does not exceed $100,000;

            (h) Enter into any leases of real property or any material leases of equipment and machinery;

            (i) Enter into any contract, (i) which would be required to be listed on Schedule 4.13 as a Material Contract had it been entered into prior to the date hereof; or (ii) in which any Affiliate of the Company or any of the Stockholders has any beneficial interest; provided, that AppNet shall not unreasonably withhold consent, if the proposed Contract is in the ordinary course of business consistent with prior practice and, provided that any such Contract will not have a Material Adverse Effect on the Company.

            (j) Redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or debt securities or any option, warrant or other right to purchase or acquire any such shares, or declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock;

            (k) Create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices; or postpone or defer the creation, incurrence, or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

            (l) Pay or apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of the Company or any Affiliate thereof except for payments to the Company's Affiliates in accordance with past practice, provided that any such transaction is on terms no less favorable to the Company than terms generally available with third parties in arm's length transactions;

            (m) Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

            (n) Acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

            (o) Commit a breach of or amend or terminate any Contract, Government Contract, permit, license or other right; provided, that, with respect to amendments of any Contract, AppNet shall not unreasonably withhold consent, if the proposed amendment to such Contract is in the ordinary course of business consistent with prior practice and provided that any such amendment will not have an adverse effect on the Company.

            (p) Enter into any other transaction (i) that is not negotiated at arm's length with an Affiliate of the Company or any officer or director of the Company or the Stockholders, (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder.

      6.4 No Solicitation. Neither the Company (its officers or directors), the Stockholders, nor any agent or any representative thereof, shall during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person or entity for, (b) participate in any discussions pertaining to, or (c) furnish any information to any Person, other than AppNet, relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination involving the Company. If the Company or any of the Stockholders receives any unsolicited offer or proposal relating to any of the above, the Company or the Stockholders shall immediately notify AppNet thereof, and provide to AppNet all information relating thereto, including a copy of such offer or proposal, the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

      6.5 Notification of Certain Matters. The Company shall give prompt notice (the "Company Notice") to AppNet of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Company or the Stockholders contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of the Company or the Stockholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company or the Stockholders hereunder. AppNet shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of AppNet contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of AppNet to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by AppNet hereunder. The delivery of any notice pursuant to this Section 6.5 shall not, without the express written consent of the receiving party, be deemed to (A) modify the representations or warranties hereunder, (B) modify the conditions set forth in Sections 7 or 8 hereof, as the case may be, or (C) limit or otherwise affect the remedies available hereunder to any party hereto; provided, however, that (i) a Company Notice shall modify the representation or warranty to which it relates to the extent that the aggregate amount of Damages attributable to the events or failure disclosed in such Company Notice does not exceed the Indemnity Basket (as defined in Section 9.1(d)), in which case the Indemnity Basket shall be reduced by the amount of such Damages resulting from the change in the representation or warranty disclosed in the Company Notice; and (ii) the Company Notice shall not be deemed to modify the representation or warranty to which it relates to the extent the aggregate amount of Damages attributable to the events or failure disclosed in such Company Notice exceeds the Indemnity Basket, in which case the Buyer may, in its sole discretion, (a) proceed with Closing, reduce the Indemnity Basket by the amount of such Damages resulting from the change in the representation or warranty disclosed in the Company Notice and waive the breach of such representation or warranty and all claims for Damages related thereto in excess of the Indemnity Basket or (b) not consummate the transactions in this Agreement based on the Company's and the Stockholders' failure to meet the condition precedent in Section 7.1.

      6.6 Cooperation. AppNet, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.

      6.7 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, each of the Company and AppNet will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of AppNet, the Company or the Stockholders to consummate the Stock Purchase and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

      6.8 Benefits Plans. Prior to Closing, if requested by AppNet, the Company agrees to take any and all steps necessary in order to cease all accruals of benefits or contributions under each Benefit Plan and to terminate each Benefit Plan as of the day immediately preceding the Closing Date. The Company further agrees that in the event of the termination of the Company's 401(k) plan, in accordance with the preceding sentence, the Company shall promptly file with the Internal Revenue Service a request for a determination letter with respect to such transaction, and upon receipt of such letter, the Company shall expeditiously distribute to the participants of the 401(k) plan their benefits thereunder, in accordance with the terms of the 401(k) plan and all applicable laws. Any and all actions taken by the Company pursuant to this Section 6.8 shall be solely at the Company's cost and expense. AppNet agrees to take any and all steps necessary so that all Company employees (post-Closing) shall be entitled to immediately participate in any AppNet standard benefits (including, life insurance, medical insurance, disability insurance, and vacation, sick and holiday leave) in accordance with AppNet's policies, subject to such changes, additions or deletions as AppNet may make generally from time to time, and (i) AppNet shall waive any limitations on benefits relating to pre-existing conditions to the extent permitted under the applicable AppNet employee benefit plan; and (ii) such employees shall be credited with their years of service with the Company to the extent permitted under the applicable AppNet employee benefit plan.

      6.9 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including the satisfaction of all conditions thereto. If applicable, the Company, the Stockholders and AppNet shall file all notices and other information and documents required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act") as promptly as practicable after the date hereof.

      6.10 Stock Options. Options to purchase 100,000 shares of AppNet Common Stock shall be made available promptly after the Closing Date for issuance to key employees of the Company at a price of $6.00 per share, as determined by the President of the Company in accordance with AppNet's policies, and authorized and issued under the terms of AppNet's Incentive Stock Option Plan. None of these options may be granted to Stockholders (except for Duncan Essex) or other Persons who, as of the Closing Date, owned or had options to purchase more than two percent (2%) of the Common Stock of the Company.

      6.11 Refund of Assumed Option Value. In the event that any holder of Company Stock Options being assumed pursuant to Section 3.6 does not exercise his or her AppNet Stock Options due to failure to vest or failure to exercise prior to the expiration thereof, the value of the AppNet Stock Options which have not vested or have expired unexercised (the "Terminated Options") shall be paid in cash to the Stockholders, in accordance with their Pro Rata Shares, within 60 days after the first date the Terminated Options are no longer exercisable. For purposes of this Section 6.11, the value of any Terminated Options shall be equal to (a) the $6.00 per share value of AppNet Stock as of the Closing Date, as adjusted (the "Stock Price"), multiplied by, the number of shares of AppNet Stock for which the Terminated Options are exercisable, minus
(b) the aggregate exercise price of the Terminated Options. If AppNet shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Stock Price in effect immediately prior to such subdivision shall be proportionately reduced and, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Stock Price in effect immediately prior to such combination shall be proportionately increased.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF APPNET

      The obligations of AppNet to consummate the transactions contemplated by this Agreement are subject to the satisfaction or partial or complete waiver (in AppNet's sole and absolute discretion), at or before the Closing Date, of the following conditions:

      7.1 Representations and Warranties True at the Closing Date. All of the representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for those representations and warranties which by their terms are made as of a specific date which shall be true and correct on and as of such date.

      7.2 Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and/or the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied by the Closing Date.

      7.3 Agreements with Employees. Those senior managers of the Company listed on Schedule 7.3 shall have executed and delivered Senior Management Agreements in the form attached hereto as Exhibit B. Those employees of the Company listed on Schedule 7.3 shall have executed and delivered Employment Agreements in the form attached hereto as Exhibit C. All other employees of the Company, who have not previously executed a Nondisclosure Agreement with the Company, as set forth on Schedule 7.3, shall have executed and delivered employment and/or non-disclosure agreements, in the form attached hereto as Exhibit D.

      7.4 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Business of AppNet or the Company following the transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental or Regulatory Authority or other instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against any of the Stockholders, the Company or AppNet, their respective properties or any of their officers or directors, that could reasonably be expected to have a Material Adverse Effect on the Company or AppNet.

      7.5 No Material Adverse Change. There shall have been, between the Balance Sheet Date and the Closing Date, no change in the Business, financial condition or prospects of the Company which reasonably could have a Material Adverse Effect on the Company.

      7.6 Certificates. The Company and the Stockholders shall have furnished AppNet with such certificates of the officers of the Company and others to evidence compliance with the conditions set forth in this Section 7 as may be reasonably requested by AppNet.

      7.7 Opinion of Counsel. AppNet shall have received an opinion of counsel in form and substance reasonably acceptable to AppNet.

      7.8 Financing. AppNet shall have secured all financing necessary to pay the Cash Payment on terms satisfactory to AppNet.

      7.9 AppNet's Review. AppNet shall be fully satisfied in its sole and absolute discretion with the results of its review of, and its other due diligence investigations with respect to, the Business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company.

      7.10 Governmental, Regulatory and Other Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of the Stockholders, AppNet, or the Company to consummate the Stock Purchase and the other matters contemplated hereby shall have been obtained. Any waiting period applicable to the consummation of the Stock Purchase under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

      7.11 Delivery of Good Standing Certificates; Corporate Resolutions. AppNet shall have received a certificate of good standing with respect to the Company issued by the State of

California. AppNet shall have received copies of the resolutions of the Company approving this Agreement and the other transactions contemplated herein, certified by the appropriate corporate officers.

      7.12 Financial Terms. AppNet shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Company and by each Stockholder, stating that: (i) sales, net of bad debt expense, for the Company's fiscal year ended December 31, 1998 were no less than $2,700,000; (ii) earnings before interest and taxes ("EBIT") for the Company's fiscal year ended December 31, 1998 were no less than $328,000 (or 12% of sales, net of bad debt expense, for such fiscal year); (iii) the Company's Net Worth as of the Closing is no less than $450,000; and (iv) the Company has no outstanding long-term or short-term indebtedness to banks, stockholders, or other financial institutions and creditors as of the Closing (in each case including the current portions of such indebtedness, but excluding trade payables and other ordinary course accounts payable); provided, however, that AppNet may, in its sole discretion, waive the foregoing condition in whole or in part and, in such case, the Cash Payment shall be reduced by the amount of any such indebtedness of the Company (including principal and accrued interest, costs and fees). In calculating the Company's Net Worth as of the Closing, any material increase in intangible assets since December 31, 1997 shall be excluded, except with the prior written agreement of AppNet.

      7.13 Payment of Loans. All notes receivable from the Stockholders, other Affiliates of the Company, and employees of the Company shall have been repaid in full in accordance with their terms. AppNet shall have received, with respect to each of the loans set forth on Schedule 4.23, a cancelled promissory note or other evidence acceptable to AppNet from the lender acknowledging receipt of full payment of each such loan.

      7.14 Purchase of Personal Use Items. The Stockholders shall have purchased any personal use assets (e.g., automobiles) from the Company at a purchase price equal to the greater of the net book value of such assets as of Closing or the outstanding indebtedness secured by such assets. Cell phones and pagers purchased by the Company for use by its officers and employees are not personal use assets within the meaning of this Section 7.14.

      7.15 Stockholders Agreement and Registration Agreement. The Stockholders shall have executed such agreements as shall be necessary to subject the AppNet Common Stock to be delivered as the Stock Payment and as part of the Contingent Amount to the Stockholders to AppNet's Stockholders Agreement and Registration Agreement. Each holder of Company Stock Options which are converted into AppNet Stock Options pursuant to Section 3.6 hereof shall have executed the joinder to the AppNet Stockholders' Agreement and the Registration Agreement, as set forth in Section 3.6.

      7.16 Release. The Stockholders shall have delivered the release described in Section 4.24.

      7.17 Subordination Agreement. The Stockholders shall have delivered a subordination agreement and the Company shall have delivered a perfection certificate in form and substance acceptable to BankBoston, N.A. pursuant to AppNet's line of credit with BankBoston, N.A.

      7.18 Resignations. Each of the directors of the Company shall have executed and delivered resignations effective as of the Closing Date, and each of the officers of the Company, except for Christopher Paine, in his capacity as President of the Company, shall have executed and delivered resignations effective as of the Closing Date.

      7.19 Investor Questionnaires. The Company shall have received and provided to AppNet properly executed Investor Questionnaires from each of holders of Common Stock of the Company or Company Stock Options such that as of the Closing Date the Company shall not have more than 35 stockholders and optionholders who are not Accredited Investors (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended).

      7.20 Termination of Factoring Agreement. The Company shall have terminated that certain Factoring Agreement, dated February 11, 1998, between the Company and Silicon Valley Financial Services (the "Bank") and all amounts due thereunder shall have been repaid in full in accordance with the terms of such agreement. The Company and the Stockholders shall have prepared for filing and shall deliver at Closing a UCC-3 Termination Statement executed by the Bank, evidencing that all amounts due under the Factoring Agreement have been fully paid. After Closing, the Stockholders shall coordinate with the Bank in filing such UCC-3 Termination Statement in the appropriate states, cities and counties.

      7.21 Joinder of Optionholders. Each holder of Company Stock Options who exercises such Options and receives shares of Company Common Stock prior to the Closing Date shall have executed a joinder to this Agreement agreeing to be bound by the terms and conditions hereof.

      7.22 Delivery of Stock Pledge and Escrow Agreement. AppNet shall have received from each Stockholder a Stock Pledge and Escrow Agreement, together with stock powers executed in blank, representing each Stockholders' respective Pro Rata Share of the Pledged Stock.

      7.23 Maximum Number of Assumed Options. As of Closing, the maximum number of shares of Common Stock underlying outstanding Company Stock Options to be assumed by AppNet pursuant to Section 3.6 shall be 420,333.

      7.24 Spousal Consents. The Company shall have received and provided to AppNet properly executed Spousal Consents from each Stockholder's spouse, as applicable.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS

      The obligations of the Company and the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction or partial or complete waiver (in the Company's and the Stockholders' sole and absolute discretion), at or before the Closing Date, of the following conditions:

      8.1 Representations and Warranties True as of the Closing Date. All of the representations and warranties of AppNet contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for those representations and warranties which by their terms are made as of a specific date which shall be true and correct on and as of such date.

      8.2 AppNet's Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by AppNet on or before the Closing Date shall have been duly complied with, performed or satisfied by the Closing Date.

      8.3 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Business of AppNet or the Company following the transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental or Regulatory Authority seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against the Company, AppNet or its subsidiaries, their respective properties or any of their officers or directors, that could reasonably be expected to have a Material Adverse Effect on the Company or AppNet.

      8.4 Certificates. AppNet shall have furnished the Stockholders with such certificates of the officers of AppNet and others to evidence compliance with the conditions set forth in this Section 8 as may be reasonably requested by the Stockholders.

      8.5 Governmental, Regulatory and Other Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of AppNet, the Stockholders or the Company to consummate the Stock Purchase and the other matters contemplated hereby shall have been obtained. Any waiting period applicable to the consummation of the Stock Purchase under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

      8.6 Delivery of Good Standing Certificates; Corporate Resolutions. The Company shall have received certificates of good standing with respect to AppNet issued by the State of Delaware. The Company shall have received copies of the resolutions of AppNet approving the Stock Purchase and the other transactions contemplated herein, certified by the appropriate corporate officers.

      8.7 Opinion of Counsel. The Company shall have received an opinion of counsel in form and substance reasonably acceptable to the Company.

      8.8 Employment Agreements. AppNet shall have executed and delivered the Senior Management Agreements and the Employment Agreement.

      8.9 No Material Adverse Change. There shall have been, between the date hereof and the Closing Date, no change in the financial condition of AppNet which would have a Material Adverse Effect on AppNet.

      8.10 Stockholders' Agreement and Registration Agreement. AppNet shall have delivered to the Stockholders and to the holders of the Assumed Options a letter executed by GTCR reflecting GTCR's consent to the Stockholders' and the optionholders' joinder to the AppNet Stockholders' Agreement and Registration Agreement.

      8.11 Offering Memorandum. AppNet shall have delivered to each Stockholder and holder of options to purchase shares of Common Stock a Confidential Offering Memorandum and Investor Questionnaire.

      8.12 Consent Letter. AppNet shall have delivered to the Stockholders a letter executed by GTCR and Ken S. Bajaj reflecting their consent under the Stockholders Agreement to each Stockholder's pledge of his or her respective portion of the Pledged Stock.

      8.13 Listing of Stock. In the event that AppNet shall determine to register any of its securities in an initial public offering of the AppNet Common Stock on a firm commitment underwritten basis, AppNet shall, prior to the closing of such offering, file an application to list on the Nasdaq National Market System or a national securities exchange (a) all of the AppNet Common Stock to be sold in such offering and (b) all of the issued and outstanding AppNet Common Stock (including the shares issued in connection with the Stock Payment).

9. INDEMNIFICATION

      9.1 General Indemnification.

            (a) Each of Christopher Paine and Robert Hennessy (together, the "Indemnifying Stockholders") and the Company, severally, covenants and agrees to indemnify, defend, protect and hold harmless AppNet and its respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "Buyer Party" and collectively, the "Buyer Parties") from, against and in respect of all liabilities, losses, claims, damages, punitive damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, excise taxes, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Buyer Parties, in any action or proceeding against the Seller Parties (as defined in Section 9.1(b)) by the Buyer Parties or between the Buyer Parties and a third party, in connection with, resulting from or arising out of, directly or indirectly: (i) the inaccuracy of any representation or the breach of any warranty set forth in this Agreement or certificates delivered on the part of the Company or the Stockholders in connection with the Closing; (ii) the nonfulfillment of any covenant or agreement on the part of the Company or the Stockholders set forth in this Agreement or in any agreement or certificate executed and delivered by the Company or the Stockholders pursuant to this Agreement or in the transactions contemplated hereby; (iii) any and all benefits accrued under the Benefit Plans or multiemployer plans as of the Closing Date and any and all other liabilities arising out of, or in connection with the operation of the Benefit Plans or multiemployer plans through the Closing Date; (iv) any and all liabilities under the Environmental and Safety Requirements in connection with or arising out of Releases by the Company or the Stockholders in or on the property and facilities occupied by the Company that occurred on or prior to the Closing Date; (v) failure of the Company or any Company employee to maintain all licenses, permits, approvals and qualifications from any Government or Government Regulatory Authority; (vi) any and all Taxes which are (A) imposed on the Stockholders or any member (other than the Company) of the consolidated, unitary or combined group which includes or included the Company, that AppNet or the Company pays or otherwise satisfies in whole or in part; and (B) imposed on a Buyer Party in respect of the Company's income, business, property or operations or for which a Buyer Party may otherwise be liable as a successor to the Company (x) for any taxable period or portion thereof ending on or prior to the Closing Date, or (y) resulting by reason of the several liability of the Company pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date [other than (A) Taxes imposed on the Company on gain recognized by the Company due to an election under Section 338 of the Code with respect to a qualified stock purchase of the Company (as so determined in such Section) resulting from the Stock Purchase, or corresponding provisions of State or local law, or (B) Taxes imposed on the Company due to transactions outside the ordinary course of the Company's business on the Closing Date which were undertaken at the direction or control of AppNet; (vii) the business, operations or assets of the Company on or before the Closing Date (except as otherwise disclosed in the Financial Statements or the schedules to this Agreement) or the actions of the Company's directors, officers, shareholders, employees or agents before the Closing Date; and (viii) the Oracle Dispute and the Oracle Dispute Settlement. Nothing in this Section 9.1(a) shall be deemed to extend the survival period for any representation or warranty to which an indemnification obligation most directly relates, as set forth in Section 11.12 hereof.

            (b) AppNet covenants and agrees to indemnify, defend, protect and hold harmless (i) each of the Stockholders and their respective assigns, successors and affiliates and (ii) the Company and its officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "Seller Party" and collectively, the "Seller Parties") from, against and in respect of all Damages suffered, sustained, incurred or paid by the Seller Parties, in any action or proceeding against the Seller Parties by the Buyer Parties or between the Seller Parties and a third party, in connection with, resulting from or arising out of, directly or indirectly: (i) the inaccuracy of any representation or the breach of any warranty set forth in this Agreement or certificates delivered on the part of AppNet in connection with the Closing; and
(ii) the nonfulfillment of any covenant or agreement on the part of AppNet set forth in this Agreement or in any agreement or certificate executed and delivered by AppNet or pursuant to this Agreement or in the transactions contemplated hereby.

            (c) Notwithstanding the foregoing provisions of Section 9.1(a) and
(b), if Closing occurs, (i) the Stockholders hereby waive any right to contribution, reimbursement or other right to recovery that they might otherwise have against the Company in connection with any such indemnification or other obligations, and (ii) the Company shall be deemed to be a Buyer Party.

            (d) Notwithstanding anything contained in Section 9 to the contrary, there shall be no liability for indemnification under this Section 9,
(i) unless the aggregate amount of Damages exceeds $50,000 (the "Indemnity Basket"), but if the amount of such Damages exceeds $50,000, then indemnification shall be made by the Indemnifying Party (as defined in Section 9.2) hereunder to the fullest extent of such Damages, including the first $50,000 thereof or (ii) to the extent that an Indemnified Party has suffered, incurred, sustained or become subject to, Damages by reason of all such claims in excess of seventy-five percent (75%) of the Purchase Price (the "Indemnification Cap") and no Indemnifying Party (and for the purpose of this sentence, all Seller Parties shall be considered one and the same Indemnifying Party) shall be obligated to pay more than seventy-five percent (75%) of the Purchase Price under Section 9; provided, however, that the Indemnity Basket shall not apply in the event that liability arises out of or in connection with a breach of the representations or warranties in Sections 4.2, 4.3, 4.5, 4.10 or 4.17, for amounts payable pursuant to Sections 2.3 or 2.4, indemnification pursuant to Section 9.1(a)(vi), for breach of covenants of Section 10 or for amounts payable in connection with the Oracle Dispute or the Oracle Dispute Settlement. Notwithstanding anything contained in Section 9 to the contrary, the amount of Christopher Paine's liability as to a particular Claim shall not exceed 65% of the Damages attributable to such Claim and the amount of Robert Hennessy's liability as to a particular Claim shall not exceed 35% of the Damages attributable to such Claim; and the aggregate amount of Christopher Paine's liability on all Claims shall not exceed 65% of the Indemnification Cap and the aggregate amount of Robert Hennessy's liability on all Claims shall not exceed 35% of the Indemnification Cap.

            (e) For purposes of determining whether the Company or the Stockholders have breached a representation or warranty solely for purposes of determining whether a Buyer has incurred Damages for which it is entitled to be indemnified, defended, protected and held harmless, all representations and warranties of the Company and the Stockholders shall be deemed to be re-written as if any qualifications to such representations and warranties regarding materiality or Material Adverse Effect were not contained therein (i.e., such representations and warranties shall be absolute).

      9.2 Indemnification Procedures. All claims or demands for indemnification under this Section 9 ("Claims") shall be asserted and resolved as follows:

            (a) In the event a Buyer Party or a Seller Party (an "Indemnified Party") has a Claim against the other party (an "Indemnifying Party") hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice (as defined in Section 9.2(b)) with respect to such Claim to the Indemnifying Party; provided, however, that AppNet shall not send a Claim Notice with respect to the Oracle Dispute and/or the Oracle Dispute Settlement unless and until such time as Oracle has made an actual claim against the Company and/or any Buyer Party relating to the Oracle Dispute. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period (as defined in Section 9.2(b)) that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Indemnifying Party shall object in writing to any Claim made in accordance with this Section 9.2(a), the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Indemnifying Party. If after such fifteen (15)-day period there remains a dispute as to any Claims, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation, either the Indemnified Party or the Indemnifying Party may arbitrate such claim in accordance with the terms of Section 11.11 hereof. For purposes of this
Section 9.2, (i) any notices or other communications required to be sent by the Buyer Parties to the Seller Parties shall be sent directly to the Stockholder Representative who shall then be required to forward such notices to each of the Stockholders and (ii) any notices or other communications required to be sent by the Seller Parties shall be sent by the Stockholder Representative to the Buyer Parties.

            (b) In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party shall have fifteen (15) days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such Claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

            (c) Notwithstanding the provisions of Section 9.2(b), if at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any such Claim seeks relief which could have a Material Adverse Effect on any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party. For purposes of this Section 9.2(c), any Claim with respect to the Oracle Dispute and/or the Oracle Dispute Settlement shall be deemed not to have a Material Adverse Effect if, at the time a Claim Notice is sent by AppNet with respect to such Oracle Dispute and/or the Oracle Dispute Settlement, the amount of such Claim does not, as of the date of such Claim Notice, exceed the product of (i) the Holdback Amount, plus the value of the Pledged Stock as determined pursuant to the Stock Pledge and Escrow Agreement (and any cash substituted in lieu thereof), multiplied by (ii) one hundred fifteen percent (115%).

            (d) Nothing herein shall be deemed to prevent the Indemnified
Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made. Notwithstanding that the Holdback Amount and the Contingent Amount may not be withheld by AppNet after the first anniversary of the Closing Date to satisfy Claims asserted by AppNet pursuant to this Section 9.2(d), the Indemnifying Stockholders shall, subject to
Section 11.12, continue to be liable for any indemnifiable Claims made by AppNet pursuant with this Section 9.2(d).

      9.3 Right to Setoff. In the event the Stockholders or the Indemnifying Stockholders shall have an indemnification obligation to AppNet or the Company (post-Closing, other than with respect to the Oracle Dispute or Oracle Dispute Settlement) AppNet shall satisfy such indemnification obligations in the following order: (i) first, through an offset of the Holdback Amount and (ii) second, through an offset of the Contingent Amount. In the event that the Stockholders or the Indemnifying Stockholders shall have an indemnification obligation to AppNet or the Company (post-Closing) with respect to the Oracle Dispute or Oracle Dispute Settlement, AppNet shall satisfy such indemnification obligations in the following order: (i) first, through an offset of the Holdback Amount; (ii) second, through an offset of the Contingent Amount and (iii) third, through an offset of the Collateral (as defined in the Stock Pledge and Escrow Agreement), pursuant to the terms of the Stock Pledge and Escrow Agreement. No limitation on such right of offset shall otherwise affect a Buyer Party's rights hereunder or otherwise. The remedy of offset shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which AppNet or any other Buyer Party is or may be entitled at law or equity, under this Agreement.

      9.4 Stockholder Liability for Indemnification. Each of the Stockholders hereby acknowledges and agrees that each such Stockholders' Pro Rata Share of
(a) the Holdback Amount and the Contingent Amount shall be subject to setoff pursuant to Section 9.3 hereof to satisfy the indemnification obligations of the Indemnifying Stockholders pursuant to this Section 9 (including, without limitation, the Oracle Dispute and the Oracle Dispute Settlement) and (b) the Pledged Stock shall be subject to setoff pursuant to the terms of the Stock Pledge and Escrow Agreement to satisfy the indemnification obligations of the Indemnifying Stockholders in connection with Oracle Dispute and the Oracle Dispute Settlement.

      9.5 Release. Effective as of the Closing, each of the Stockholders hereby irrevocably waives and releases the Company of, from and against any and all claims or causes of actions for Damages that he has, may have, or has had at any time on or before Closing.

10. NONCOMPETITION

      10.1 Prohibited Activities. For the period commencing with Closing and ending on the fifth (5th) year anniversary of Closing, none of the Indemnifying Stockholders shall, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other Person:

            (a) engage as a stockholder, officer, director, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, in any business selling any products or services in direct competition with AppNet, the Company or their Affiliates (a "Competing Business") which is located in the counties in California listed on
Schedule 10.1(a) or in any other state within the United States; provided, however, each of the Indemnifying Stockholders shall not be precluded from the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed one percent (1%) of the outstanding shares of any such corporation;

            (b) call upon any Person who is, at that time or was within one
(1) year prior to that time, an employee of AppNet, the Company or their Affiliates for the purpose or with the intent of enticing such employee away from or out of the employ of AppNet, the Company or their Affiliates;

            (c) call upon any Person who or that is, at that time, or has been, within one (1) year prior to that time, a customer of AppNet, the Company or their Affiliates for the purpose of soliciting or selling products or services in competition with AppNet, the Company or their Affiliates; or

            (d) publish any statement or make any statement (under any circumstances reasonably likely to become public) critical of AppNet, the Company or their Affiliates, or in any way adversely affecting or otherwise maligning the reputation of AppNet, the Company or their Affiliates.

      10.2 Damages. Because of the difficulty of measuring economic losses to AppNet, the Company and their Affiliates as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to AppNet, the Company and their Affiliates for which it would have no other adequate remedy, the Indemnifying Stockholders agree that the foregoing covenants may be enforced by AppNet or the Company in the event of breach by any of the Principal Stockholders, in addition to, but not in lieu of, any other available remedies, by injunctions and restraining orders and other equitable remedies.

      10.3 Reasonable Restraint. It is agreed by AppNet and the Indemnifying Stockholders that the foregoing covenants in this Section 10 impose a reasonable restraint on the Indemnifying Stockholders in light of the activities and business of AppNet, the Company and their Affiliates on the date of the execution of this Agreement and the current plans of AppNet, the Company and their Affiliates; but it is also the intent of the parties, that such covenants be construed and enforced in accordance with the changing activities and business of AppNet, the Company and their Affiliates throughout the term of this covenant.

      10.4 Severability; Reformation. The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of AppNet and the Indemnifying Stockholders that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      10.5 Independent Covenant. All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any of the Indemnifying Stockholders against AppNet, the Company or an Affiliate thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by AppNet or the Company of such covenants. It is understood by the parties hereto that the covenants contained in this Section 10 are essential elements of this Agreement and that, but for the agreement of the Indemnifying Stockholders to comply with such covenants, AppNet would not have agreed to enter into this Agreement. The Indemnifying Stockholders and AppNet have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by AppNet and the Company. The Indemnifying Stockholders hereby agree that all covenants contained in this
Section 10 are reasonable and valid and waive all defenses to the strict enforcement hereof by AppNet or the Company. The covenants contained in this
Section 10 hereof shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if this Agreement is terminated pursuant to its terms.

      10.6 Materiality. Each of the Indemnifying Stockholders hereby agrees that the covenants set forth in this Section 10 are a material and substantial part of the transactions contemplated by this Agreement.

11. GENERAL

      11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a) by mutual consent of the Board of Directors of AppNet and the Stockholder Representative;

            (b) by the Stockholder Representative, on the one hand, or by AppNet, on the other hand, if the Closing shall not have occurred on or before April 15, 1999; provided that the right to terminate this Agreement under this
Section 11.1(b) shall not be available to either party whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

            (c) by the Stockholder Representative, on the one hand, or by AppNet, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date;

            (d) by the Stockholder Representative, on the one hand, or by AppNet, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any governmental entity which would make the consummation of the transactions illegal; or

            (e) by AppNet pursuant to Section 6.5.

      11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence,
(i) the provisions of this Section 11 (except that the time periods set forth in Section 11.12 shall expire in accordance with their terms), Section 9, Section 6.2(a) (except for the Company's obligation to keep information regarding the Company confidential thereunder) and Section 6.2(b) shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any intentional breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to
Section 11.1(c) or (e), then notwithstanding the provisions of Section 11.7, the breaching party (if such breach was in effect as of the date hereof) shall be liable to the other party for reasonable expenses up to an aggregate of $100,000 incurred by such other party in connection with this Agreement and the transactions contemplated by this Agreement.

      11.3 Cooperation. The Company and the Stockholders, on the one hand, and AppNet, on the other hand, shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, each of AppNet, the Company and the Stockholders will execute any documentation reasonably required by AppNet's or the Company's independent certified public accountants (in connection with such accountant's audit of AppNet or the Company). Each of the Company and AppNet will also cooperate and use their reasonable efforts to have their respective officers and employees cooperate with AppNet and the Company, as the case may be, on and after the Closing Date in furnishing information, accounting records, evidence, testimony and other assistance in connection with any Tax return filing obligations, audits, actions, proceedings, arrangements or disputes of any nature.

      11.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that the Company and the Stockholders may not make any assignment of this Agreement or any interest herein without the prior written consent of AppNet. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by AppNet hereunder may be assigned by AppNet prior to the Closing Date, to any wholly-owned subsidiary of AppNet, and after the Closing Date, to any wholly-owned subsidiary of AppNet or to any entity to which AppNet may sell all or substantially all of the assets of AppNet and which assumes all of the obligations of AppNet, and to the extent so assigned, the Company and the Stockholders hereby recognize said entity as the party-in-interest with respect to the rights and obligations assigned. In the event of such assignment to an entity which acquires all or substantially all of the assets of AppNet, the Stockholders agree to look solely to said entity for the purpose of conferring benefits, or requiring performance of obligations, assigned to it by AppNet if and to the extent such entity has expressly assumed such obligations.

      11.5 Entire Agreement. This Agreement (which includes the schedules and exhibits hereto), sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. Any and all previous and contemporaneous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

      11.6 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

      11.7 Expenses. AppNet has paid and shall pay the fees, expenses and disbursements of AppNet and its brokers, agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders have paid and shall pay the fees, expenses and disbursements of the Company and the Stockholders and each of their respective brokers, agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement.

      11.8 Specific Performance; Remedies Not Exclusive. Each party hereto acknowledges that the other parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including, without limitation, the confidentiality obligations set forth in Section 6.2(a) and (b) and the noncompetition provisions set forth in Section 10. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties' covenants and agreements contained in this Agreement. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

      11.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission with receipt of delivery, sent by registered or certified mail (postage prepaid, return receipt requested), or by nationally recognized overnight courier service, as follows:

            If to AppNet or the Company (post-Closing) to:

            AppNet Systems, Inc.
            6707 Democracy Blvd., Suite 1000
            Bethesda, Maryland 20817
            Attn:  Ken S. Bajaj, President
            Facsimile:  (301) 581-2488

            with a required copy to:

            Tucker Flyer
            1615 L Street, N.W., Suite 400
            Washington, D.C. 20036
            Attn:  Arthur E. Cirulnick, Esq.
            Facsimile:  (202) 429-3231

            If to the Company (pre-Closing) to:

            Internet Outfitters, Inc.
            1131 Olympic Boulevard
            Santa Monica, California 90404
            Attn: Christopher Paine
            Facsimile: 310-664-4801
            with a required copy to:

            Manatt Phelps Phillips
            11355 West Olympic Boulevard
            Los Angeles, California  90064
            Attn:  Bruce Friedman, Esquire
            Facsimile:  310-312-4224

            If to the Stockholders, to the Stockholder Representative:

            Internet Outfitters, Inc.
            1131 Olympic Boulevard
            Santa Monica, California 90404
            Attn: Christopher Paine
            Facsimile: 310-664-4801

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed or dispatched, and if given by mail, shall be deemed to have been given three (3) days after the date of mailing such notice by registered or certified mail, and if given by any other means, shall be deemed given only when actually received by the addressees.

      11.10 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware (without regard to its laws relating to choice-of-law or conflicts-of-law).

      11.11 Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement arising after the Closing shall be settled exclusively by a three (3) person arbitration panel, with such arbitration proceeding conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The arbitration proceeding shall be held in Bethesda, Maryland. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.

      11.12 Survival of Representations, Warranties and Covenants. All representations and warranties made by either party in or pursuant to this Agreement or in any document delivered pursuant hereto shall survive for two (2) years after the Closing; provided, however, that (i) in the event of fraud by any party, the fraudulent representations and warranties of that party shall survive the Closing for an indefinite period; (ii) the representations and warranties in Sections 4.2, 4.3, 4.5, 4.10 and 4.17 shall survive until the expiration of the applicable statute of limitations if longer than two (2) years, or if there is no applicable statute of limitations, such representations and warranties shall survive indefinitely; and (iii) the representations and warranties in Section 4.15 applicable to the Oracle Dispute and the obligation of the Indemnifying Stockholders pursuant to Section 9.1(a)(viii) shall survive until such time as an Oracle Dispute Settlement has been reached and any obligation of the Indemnifying Stockholders to make payment to the Buyer Parties pursuant to Section 9.1(a) with respect thereto has been satisfied. Notwithstanding the foregoing, if a Claim Notice is sent pursuant to
Section 9.2(a) or (b), the representation or warranty with respect to which such Claim Notice is sent, and the related indemnification obligations set forth in
Section 9 with respect to the Claim Notice, shall survive until the resolution of the Claim to which such Claim Notice relates and any obligation of the Indemnifying Party to make payment to the Indemnified Party with respect thereto has been satisfied, or such longer period as provided in subsections (i) and
(ii) hereof. All covenants, which by their own terms are intended to survive the Closing, made by either party pursuant to this Agreement or in any document delivered pursuant hereto shall survive the Closing pursuant to their terms.

      11.13 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 10.4.

      11.14 Absence of Third Party Beneficiary Rights. Except as expressly provided herein, no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

      11.15 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

      11.16 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax and securities consequences.

      11.17 Amendment; Waiver. This Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed by AppNet and the Stockholder Representative. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed by AppNet and the Stockholder Representative.

      11.18 Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

      11.19 Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

      11.20 Public Disclosure. Prior to the Closing Date, neither party shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by the Company and AppNet.

                            [EXECUTION PAGES FOLLOW]

      IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

                                    APPNET:
ATTEST:                             APPNET SYSTEMS, INC.

By: /s/ Ronald B. Alexander         By:     /s/ Toby Tobaccawala
   -----------------------------       -----------------------------------------
    Ronald B. Alexander             Name:   Toby Tobaccawala
   --------------------, Secretary     ---------------------------------------
                                    Title:  Senior Vice President
                                           -------------------------------------

                                    THE COMPANY:
ATTEST:                             INTERNET OUTFITTERS, INC.

By: /s/ Donald T. Freeman           By:     /s/ Christopher Paine
   -----------------------------       -----------------------------------------
    Donald T. Freeman               Name:   Christopher Paine
   --------------------, Secretary       ---------------------------------------
                                    Title:  CEO
                                           -------------------------------------


                                    STOCKHOLDERS:

                                    /s/ Christopher Paine
                                    --------------------------------------------
                                    Christopher Paine

                                    /s/ Robert Hennessy
                                    --------------------------------------------
                                    Robert Hennessy

                                    /s/ Aaron Crow
                                    --------------------------------------------
                                    Aaron Crow

                                    /s/ Caroline Kelley
                                    --------------------------------------------
                                    Caroline Kelley

                 [Signatures continued on the following page]

                                    /s/ Duncan Essex
                                    --------------------------------------------
                                    Duncan Essex

                                    /s/ Stephen Paik
                                    --------------------------------------------
                                    Stephen Paik

                                    /s/ Erick Hoppe
                                    --------------------------------------------
                                    Erick Hoppe

                                    /s/ Josh Blackwell
                                    --------------------------------------------
                                    Josh Blackwell

                                    /s/ Richard Abronson
                                    --------------------------------------------
                                    Richard Abronson

                                    /s/ Megan McCartney
                                    --------------------------------------------
                                    Megan McCartney

                                    /s/ Suzanne Hornwood
                                    --------------------------------------------
                                    Suzanne Hornwood

                                    /s/ Tam Huynh
                                    --------------------------------------------
                                    Tam Huynh

                                    /s/ Pamela Stayden
                                    --------------------------------------------
                                    Pamela Stayden

                                    /s/ Matthew Easton
                                    --------------------------------------------
                                    Matthew Easton

                                    /s/ Seng Leong
                                    --------------------------------------------
                                    Seng Leong

                 [Signatures continued on the following page]

                                    /s/ Yvonne Meier-Hull
                                    --------------------------------------------
                                    Yvonne Meier-Hull

                                    /s/ William Bartley
                                    --------------------------------------------
                                    William Bartley

                                    /s/ Tom O'Neill
                                    --------------------------------------------
                                    Tom O'Neill

                                    /s/ Patrick Shandrick
                                    --------------------------------------------
                                    Patrick Shandrick

                  [Signatures continued from previous page]

                                    SCHEDULES

      Schedule 3.6      Company Stock Options
      Schedule 4.4      Third Party Consents
      Schedule 4.5      Company Capitalization
      Schedule 4.6      Financial Statements
      Schedule 4.7(a)   Liabilities and Obligations
      Schedule 4.7(b)   Advance Payments or Deposits
      Schedule 4.9(a)   Benefit Plans
      Schedule 4.9(b)   List of Employees
      Schedule 4.12(a)  Real Property
      Schedule 4.12(b)  Personal Property
      Schedule 4.12(c)  Permitted Encumbrances
      Schedule 4.13     Contracts
      Schedule 4.15     Litigation
      Schedule 4.16     Violations of Law
      Schedule 4.17     Environmental Disclosure
      Schedule 4.18(a)  Significant Customers
      Schedule 4.18(b)  Suppliers Who Have Threatened Termination
      Schedule 4.19     Insurance
      Schedule 4.20(a)  Company Intellectual Property Rights
      Schedule 4.20(b)  Licenses to Use Company Intellectual Property
      Schedule 4.20(c)  Third Party Intellectual Property Claims
      Schedule 4.20(e)  Unauthorized Intellectual Property Use
      Schedule 4.20(f)  Company Nondisclosure Agreement
      Schedule 4.23     Related Party Transactions
      Schedule 4.24     Brokers
      Schedule 4.25(e)  Residency of Stockholders
      Schedule 4.26     Transfers of Assets Occurring Prior to the
                        Closing
      Schedule 5.6      AppNet Capitalization
      Schedule 5.8      Litigation
      Schedule 7.3      Designated Employees
      Schedule 10.1 (a) List of California Counties

                                    EXHIBITS

      Exhibit A          Contingent Amount
      Exhibit B          Form of Senior Management Agreement
      Exhibit C          Form of Employment Agreement
      Exhibit D          Form of on-Disclosure Agreement
      Exhibit E          Stock Pledge and Escrow Agreement
      Exhibit F          Oracle Dispute Letters